Second Amended and Restated Unsecured Credit Agreement

Revolving Credit Commitment:	$150,000,000
Letter of Credit Commitment:	$9,000,0001
Total Commitment	$159,000,000

Dated as of January 26, 2010

Among

The Empire District Electric Company
as Borrower

and

UMB Bank, N.A.
Individually And As Administrative Agent

and

Bank of America, N.A.
Individually And As Syndication Agent

and

Wells Fargo Bank, N.A.
Individually And As Documentation Agent

and

The Other Financial Institutions Party Hereto
as Banks

Arranged By
UMB Bank, N.A.

1 Original commitment of $76,000,000 has been reduced to $9,000,000 pursuant to the terms of the originally issued letter of credit and the terms of this Agreement.

Section 1.	Definitions	1
1.1.	Certain Definitions	1
1.2.	Interpretation	7
Section 2.	The Credit.	8
2.1.	Loans	8
2.2.	Revolving Credit Commitments and Letter of Credit Commitments	9
2.3.	Procedure For Borrowing on Revolving Credit Notes	10
2.4.	Letter of Credit.	10
Section 3.	Interest	12
3.1.	Elections	12
3.2.	ABR Portions	13
3.3.	LIBOR Portions	13
3.4.	Computation	13
3.5.	Minimum Amounts	13
3.6.	Manner of Rate Selection	14
3.7.	Lawful Rate	14
3.8.	Schedule B	14
Section 4.	Fees, Prepayments, Terminations and Application of Payments	15
4.1.	Facility Fee	15
4.2.	Usage Fee	15
4.3.	Letter of Credit Fees	15
4.4.	Agent’s Fee	15
4.5.	Prepayments	16
4.6.	Credit Reductions	16
4.7.	Place and Application of Payments	16
4.8.	Capital Adequacy	17
4.9.	Upfront Fees	17
Section 5.	Conditions Precedent.	17
5.1.	Initial Extension of Credit	17
5.2.	Each Extension of Credit Under a Revolving Credit Note	18
Section 6.	Representations and Warranties	18
6.1.	Organization and Qualification	18
6.2.	Subsidiaries	18
6.3.	Financial Reports	19
6.4.	No Material Adverse Change	19
6.5.	Litigation; Tax Returns; Approvals	19
6.6.	Regulation U	19
6.7.	No Default	19
6.8.	ERISA	19
6.9.	Full Disclosure	19
6.10.	Corporate Authority and Validity of Obligations	19
6.11.	No Default Under Other Agreements	20
6.12.	Status Under Certain Laws	20
6.13.	Compliance with Laws	20
6.14.	Ownership of Property	20
6.15.	Solvency	20
6.16.	Pari Passu	20
Section 7.	Covenants	21
7.1.	Maintenance of Property	21
7.2.	Taxes	21
7.3.	Maintenance of Insurance	21
7.4.	Financial Reports	21
7.5.	Inspection	22
7.6.	Consolidation, Merger and Sale of Assets	22

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7.7.	Liens	22
7.8.	Notice of Suit or Material Adverse Change in Business or Default	23
7.9.	ERISA	24
7.10.	Use of Proceeds	24
7.11.	Compliance with Laws	24
7.12.	Fiscal Year	24
7.13.	Maintenance of Existence	24
7.14.	Maximum Total Indebtedness to Total Capitalization Ratio	24
7.15.	Minimum Interest Coverage Ratio	24
7.16.	Acquisitions	24
7.17.	Patriot Act	25
Section 8.	Events of Default and Remedies	25
8.1.	Events of Default	25
8.2.	Remedies for Non-Bankruptcy Defaults	26
8.3.	Remedies for Bankruptcy Defaults	27
Section 9.	Change in Circumstances Regarding LIBOR Portions	27
9.1.	Change of Law	27
9.2.	Unavailability of Deposits or Inability to Ascertain
	the Adjusted LIBOR Rate	27
9.3.	Taxes and Increased Costs	27
9.4.	Funding Indemnity	28
9.5.	Discretion of Bank as to Manner of Funding	29
Section 10.	The Administrative Agent	29
10.1.	Appointment and Powers	29
10.2.	Powers	29
10.3.	General Immunity	29
10.4.	No Responsibility for Loans, Recitals, etc.	29
10.5.	Right to Indemnity	30
10.6.	Action Upon Instructions of Required Banks	30
10.7.	Employment of Agents and Counsel	30
10.8.	Reliance on Documents; Counsel	30
10.9.	May Treat Payee as Owner	30
10.10.	Agent’s Reimbursement	30
10.11.	Rights as a Bank	30
10.12.	Bank Credit Decision	31
10.13.	Resignation of Agent	31
10.14.	Duration of Agency	31
Section 11.	Miscellaneous	31
11.1.	Amendments and Waivers	31
11.2.	Waiver of Rights	32
11.3.	Several Obligations	32
11.4.	Non-Business Day	32
11.5.	Documentary Taxes	32
11.6.	Representations	32
11.7.	Notices	33
11.8.	Costs and Expenses; Indemnity	33
11.9.	Counterparts	33
11.10.	Successors and Assigns; Governing Law; Entire Agreement	33
11.11.	No Joint Venture	34
11.12.	Severability	34
11.13.	Table of Contents and Headings	34
11.14.	Sharing of Payments	34
11.15.	Jurisdiction; Venue; Waiver of Jury Trial	34
11.16.	Participants	34

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11.17.	Assignment Agreements	35
11.18.	Withholding Taxes	36
11.19.	Confidentiality	37
11.20.	Register	38
11.21.	SPCs	38
11.22.	Facsimile Signatures	38
11.23.	Defaulting Bank	38
11.24.	Statutory Statement	39

EXHIBITS

A-1       Revolving Credit Note
A-2       Letter of Credit Note
B           Pricing Schedule
C           Subsidiaries
D-1        Kansas Counsel’s Opinion Letter
D-2        Missouri Counsel’s Opinion Letter
E           Compliance Certificate
F           Liens
G           Notice of Payment Request

-iii-

The Empire District Electric Company

Second Amended and Restated Unsecured Credit Agreement
Originally Dated July 15, 2005

January 26, 2010
UMB Bank, N.A.
Kansas City, Missouri

Bank of America, N.A.
St. Louis, Missouri

Wells Fargo Bank, N.A.
Overland Park, Kansas

The Other Financial Institutions Party Hereto

This Second Amendment and Restatement of that certain Unsecured Credit Agreement between the parties hereto dated July 15, 2005 (the “Original Credit Agreement”), is made as of this 26th day of January, 2010 and amends and restates the Original Credit Agreement, as previously amended and restated, in its entirety.  Unless the context otherwise requires, all references to the Original Credit Agreement in any Loan Document shall be deemed references to this Agreement.

The undersigned, The Empire District Electric Company, a Kansas corporation (the “Company”) hereby applies to you for your several commitments, subject to all the terms and conditions hereof and on the basis of representations and warranties hereinafter set forth, to make an unsecured credit (the “Credit”) including a revolving credit (“Revolving Credit”) and a Letter of Credit facility available to the Company, all as more fully set forth herein.  Each of you is hereinafter referred to individually as “Bank” and collectively as “Banks.”  UMB Bank, N.A., in its individual capacity is sometimes referred to herein as “UMB”, and in its capacity as Administrative Agent for the Banks is hereinafter in such capacity referred to as the “Agent” and in its capacity of issuer of the Letter of Credit is referred to as L/C Issuer.  Bank of America, N.A. is also sometimes referred to herein as “Syndication Agent” and Wells Fargo Bank, N.A. is also sometimes referred to herein as “Documentation Agent.”  All capitalized terms not defined in the text of this Agreement or the Letter of Credit are defined in Section 1 hereof.

SECTION 1.	Definitions.

1.1.           Certain Definitions.  The terms hereinafter set forth when used herein shall have the following meanings:

“ABR” means a fluctuating rate of interest equal to the highest of (a) the Prime Rate, (b) the sum of the Federal Funds Effective Rate most recently determined by the Agent, plus one-half percent (1/2%) per annum or (c) the one (1) month LIBOR rate plus one percent (1%) per annum.

“ABR Portion” shall have the meaning specified in Section 3.1 hereof.

“Adjusted LIBOR Rate” means a rate per annum determined pursuant to the following formula:

Adjusted LIBOR Rate =	LIBOR Rate
1 – Reserve Percentage

“Affiliate” shall mean, for any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” means the power, directly or indirectly, to direct or cause the direction of management or policies of a Person (through ownership of voting securities, by contract or otherwise), provided that, in any event for purposes of this definition any Person that owns directly or indirectly securities having ten percent (10%) or more of the ordinary voting power for the election of directors of a corporation or ten percent (10%) or more of the partnership or other ownership interests of any other Person will be deemed to control such corporation or other Person.

“Agent” shall have the meaning specified in the first paragraph of this Agreement.

“Agreement” shall mean this Second Amended and Restated Credit Agreement as may be supplemented and amended from time to time.

“Applicable Margin” shall mean on any date, (a) when used to determine the interest payable on Loans comprising any LIBOR Portion or ABR Portion, the applicable number of basis points set forth in the Pricing Schedule attached hereto as Exhibit B and incorporated herein by reference under the heading for “Applicable Margin for LIBOR Portions” or “Applicable Margin for ABR Portions,” as the case may be, and (b) when used to determine the Facility Fee or the Usage Fee, the applicable number of basis points set forth in such Pricing Schedule under such respective titles.

“Bank” and “Banks” shall have the meanings specified in the first paragraph of this Agreement.

“Borrowing” shall have the meaning set forth in Section 2.2 hereof.

“Business Day” shall mean any day, except Saturday or Sunday, on which banks are open for business in Kansas City, Missouri or Chicago, Illinois, and, with respect to LIBOR Portions, dealing in United States dollar deposits in London, England.

“Change of Control” shall mean the occurrence after the date of this Agreement of:  (i) any Person, or two or more Persons acting in concert, acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company (or other securities convertible into such securities) representing greater than thirty-three and one-third percent (33⅓%) of the combined voting power of all securities of the Company entitled to vote in the election of directors; or (ii) any Person, or two or more Persons acting in concert, acquiring by contract or otherwise, or entering into a contract or arrangement which, upon consummation, will result in its or their acquisition of, or control over, securities of the Company (or other securities convertible into such securities) representing greater than thirty-three and one-third percent (33⅓%) of the combined voting power of all securities of the Company entitled to vote in the election of directors.

“Closing Date” shall mean January 26, 2010.

“Commitment” shall mean a Revolving Credit Commitment and a Letter of Credit Commitment of any Bank.

“Commitment Percentage” shall mean a Revolving Credit Percentage or a Letter of Credit Commitment Percentage, as applicable.

“Credit” shall have the meaning specified in the second paragraph of this Agreement.

“Credit Termination Date” shall have the meaning set forth in Section 2.1 hereof.

“Defaulting Bank” shall mean any Bank that (a) fails to fund its portion of Loans to the Company, (b) fails to pay any other amount required under the Agreement, (c) has become insolvent or whose holding company or any affiliate has become insolvent, or (d) has defaulted under other syndicated credit facilities.

“Documentation Agent” means Wells Fargo Bank, N.A.

“EBITDA” means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Charges for such period, plus (b) foreign, federal, state and local income taxes of the Company, and its Subsidiaries paid or accrued for such period, plus (c) all amounts properly charged by the Company and its Subsidiaries for depreciation and amortization of intangible assets during such period.

“Effective Date” shall mean the later of (i) the Closing Date or (ii) if required, the date as of which the Company receives the approval of the Kansas Corporation Commission to enter into this Agreement.

“Environmental Laws” shall mean all federal, state and local environmental, health and safety statutes and regulations, including without limitation all statutes and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall mean any event or condition identified as such in Section 8.1 hereof.

“Exposure” shall mean, as to any Bank, the sum of such Bank’s (a) unused Revolving Credit Commitment and unused Letter of Credit Commitment, if any, and (b) all outstanding Loans, if any.

“FERC” means the Federal Energy Regulatory Commission.

“Federal Funds Effective Rate” shall mean for any day, an interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or if such rate is not so published for such day, the average of the quotations for such day on such transactions received by the Agent from three (3) federal funds brokers of recognized standing selected by it.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States on the date hereof applied by the Company on a basis consistent with the preparation of the Audit Report referred to in Section 6.3 hereof.

“Granting Bank” shall have the meaning set forth in Section 11.21.

“Indebtedness” shall mean as of any time the same is to be determined, the aggregate of:

(a)           all indebtedness with respect to borrowed money;

(b)           all reimbursement and other obligations with respect to letters of credit, banker’s acceptances, customer advances and other extensions of credit whether or not representing obligations for borrowed money;

(c)           the aggregate amount of capitalized lease obligations;

(d)           all indebtedness secured by any lien or any security interest on any Property, whether or not the same would be classified as a liability on a balance sheet;

(e)           all indebtedness representing the deferred purchase price of Property, but excluding all trade payables incurred in the ordinary course of business; and

(f)           all guaranties, endorsements (other than any liability arising out of the endorsement of items for deposit or collection in the ordinary course of business) and other contingent obligations in respect of, or any obligations to purchase or otherwise acquire, any of the foregoing.

Indebtedness of the Company shall be computed and determined, without duplication, on a consolidated basis for the Company and its Subsidiaries after the elimination of intercompany items in accordance with GAAP.  No portion of the Stated Amount of the Letter of Credit shall be included in the computation of Indebtedness except to the extent of any Letter of Credit Loan.

“Interest Charges” shall mean, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to capitalized lease obligations, all amortization of debt discount and expense) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Coverage Ratio” shall mean, as of any time the same is to be determined, the ratio of (a) consolidated EBITDA for the most recent four (4) fiscal quarters then ended to (b) consolidated Interest Charges for such four (4) fiscal quarters.

“Interest Period” shall mean (a) with respect to any LIBOR Portion, the period used for the computation of interest commencing on the date the relevant LIBOR Portion is made, continued or effected by conversion and concluding on the date one (1), two (2) or three (3) months thereafter as selected by the Company in its notice as provided herein; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)           if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless in the case of an Interest Period for a LIBOR Portion the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(b)           no Interest Period may extend beyond the Credit Termination Date;

(c)           the interest rate to be applicable to each LIBOR Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof; and

(d)           no Interest Period may be selected if after giving effect thereto the Company will be unable to make a principal payment scheduled to be made during such Interest Period without paying part of a LIBOR Portion on a date other than the last day of the Interest Period applicable thereto.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month; provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

“L/C Issuer” shall mean UMB Bank, N.A.

“Letter of Credit” shall have the meaning specified in Section 2.4(a) hereof.

“Letter of Credit Commitment” and “Letter of Credit Commitments” shall have the meanings specified in Section 2.2 hereof.

“Letter of Credit Commitment Percentage” shall have the meaning specified in Section 2.2 hereof.

“Letter of Credit Fee” shall have the meaning specified in Section 4.3 hereof.

“Letter of Credit Loans” shall have the meaning specified in Section 2.1 hereof.

“Letter of Credit Note” or “Letter of Credit Notes” shall have the meanings specified in Section 2.2 hereof.

“LIBOR Index Rate” shall mean, for any Interest Period applicable to a LIBOR Portion, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period comparable to such Interest Period, which appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

“LIBOR Portion” shall have the meaning specified in Section 3.1 hereof.

“LIBOR Rate” shall mean for each Interest Period applicable to a LIBOR Portion, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. dollars in immediately available funds are offered to the Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the London interbank market selected by the Agent for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the LIBOR Portion scheduled to be made by the Agent during such Interest Period.

“Loan” shall mean either a Revolving Credit Loan or a Letter of Credit Loan and “Loans” shall mean any two or more of the foregoing.

“Loan Documents” shall mean this Agreement and any and all exhibits hereto, each Note, and any and all other agreements, instruments and documents heretofore or hereafter executed and delivered to or in favor of and for the benefit of the Agent and the Banks, or any of them, in connection with the Loans made and the transactions contemplated under this Agreement, as the same may be amended, revised, amended and restated, replaced, supplemented or otherwise modified from time to time.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement or any of the other Loan Documents or (c) the validity or enforceability against the Company of this Agreement, any of the other Loan Documents, or the rights and remedies of the Agent or the Banks hereunder or thereunder.

“Mortgage” shall have the meaning specified in Section 7.7(i) hereof.

“Net Income” shall mean, with reference to any period, the net income (or net loss) of the Company and its Subsidiaries for such period as computed on a consolidated basis in accordance with GAAP.

“Note” shall mean a Revolving Credit Note or a Letter of Credit Note and “Notes” shall mean any two or more of the foregoing.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Person” shall mean and include any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether federal, state, county, city, municipal, or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan covering any officers or employees of the Company or any Subsidiary, any benefits of which are, or are required to be, guaranteed by the PBGC.

“Pricing Schedule” shall have the meaning as set forth in Section 3.8 hereof.

“Prime Rate” means for any day the rate of interest announced by UMB from time to time as its prime commercial rate in effect on such day, with any change in the Prime Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate, such rate not necessarily being the lowest rate charged by UMB to any customer.

“Property” shall mean all assets and properties of any nature whatsoever, whether real or personal, tangible or intangible, including, without limitation, intellectual property.

“Quarterly Compliance Certificate” shall have the meaning set forth in Section 7.4(c) hereof.

“Register” shall have the meaning specified in Section 11.20 hereof.

“Required Banks” shall mean any Bank or Banks which in the aggregate hold at least sixty-six and two-thirds percent (66⅔%) of the Total Exposure.

“Reserve Percentage” means the daily arithmetic average maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are imposed on members banks of the Federal Reserve System during the applicable Interest Period by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on “eurocurrency liabilities” (as such term is defined in Regulation D), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto.  For purposes of this definition, the LIBOR Portions shall be deemed to be eurocurrency liabilities as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

“Revolving Credit” shall have the meaning specified in the second paragraph of this Agreement.

“Revolving Credit Commitment” and “Revolving Credit Commitments” shall have the meanings specified in Section 2.2 hereof.

“Revolving Credit Commitment Percentage” shall have the meaning specified in Section 2.2 hereof.

“Revolving Credit Loan” and “Revolving Credit Loans” shall have the meanings specified in Section 2.1 hereof.

“Revolving Credit Note” or “Revolving Credit Notes” shall have the meanings specified in Section 2.2 hereof.

“SPC” shall have the meaning set forth in Section 11.21.

“Stated Amount” shall have the meaning specified in section 2.4(a) hereof.

“Subsidiary” shall mean, for any Person, any corporation or other entity of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the Board of Directors of such corporation or similar governing body in the case of a non-corporate entity (irrespective of whether or not, at the time, stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such Person or by one or more of its Subsidiaries.

“Syndication Agent” means Bank of America, N.A.

“Total Assets” means all assets of the Company as shown on its most recent quarterly or annual consolidated balance sheet, as determined in accordance with GAAP.

“Total Exposure” shall mean the aggregate Exposure for all Banks.

“UMB” shall have the meaning specified in the first paragraph of this Agreement.

1.2.           Interpretation.  Capitalized terms defined elsewhere in this Agreement shall, unless otherwise specified, have the meanings so ascribed to them in all provisions of this Agreement or the Letter of Credit.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  All references to time of day herein are references to Kansas City, Missouri time unless otherwise specifically provided.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

SECTION 2.               The Credit.

2.1.           Loans.

(a)               Subject to all of the terms and conditions hereof, the Banks, except as otherwise expressly provided herein, agree to continue to extend the Credit to the Company of up to One Hundred Fifty-Nine Million Dollars ($159,000,000), One Hundred Fifty Million Dollars ($150,000,000) of which may be borrowed by the Company in its discretion from time to time, be repaid and borrowed again (“Revolving Credit Loans”), during the period from the Closing Date to and including January 26, 2013 (the “Credit Termination Date”) and up to Nine Million Dollars ($9,000,000) of which may be borrowed and repaid (“Letter of Credit Loans”) only in accordance with Section 2.4 hereof and the terms of the Letter of Credit Notes (no amounts may be repaid and reborrowed on the Letter of Credit Notes).  The aggregate amount of the Revolving Credit Loans outstanding at any one time shall not exceed the Revolving Credit Commitments, as in effect from time to time and the aggregate amount of the Letter of Credit Loans outstanding at any one time shall not exceed the Letter of Credit Commitments, as in effect from time to time.

(b)               Loan Rebalancing.  Immediately prior to the Effective Date, $32,000,000 aggregate principal amount of Revolving Credit Loans were outstanding under the Original Credit Agreement (the “Outstanding Loan Amount”).  In order to continue such Revolving Credit Loans under this Agreement on and after the Effective Date in accordance with the Revolving Credit Commitments of the Banks as set forth in Section 2.2 hereof, (x) effective immediately prior to the Effective Date, the Company shall be deemed to have (i) repaid all Revolving Credit Loans outstanding under the Original Credit Agreement pursuant to Section 4.5 of the Original Agreement and (ii) terminated all Revolving Credit Commitments of the Banks under the Original Credit Agreement pursuant to Section 4.6 of the Original Credit Agreement (which commitments shall be replaced by the Revolving Credit Commitments of the Banks hereunder pursuant to Section 2.2 hereof)  and (y) effective as of the Effective Date, the Company shall be deemed to have borrowed Revolving Credit Loans in an aggregate amount equal to the Outstanding Loan Amount from the Banks hereunder in accordance with their respective Revolving Credit Commitments as set forth in Section 2.2 hereof.

In order to effectuate (and in full satisfaction of) the foregoing (and without any requirement to comply with any of the notice requirements set forth in the Original Credit Agreement or in this Agreement): (x) each Bank that was not a party to the Original Credit Agreement and each Bank that has increased its Revolving Credit Commitment under this Agreement as compared to the Original Credit Agreement shall make available to the Agent its pro rata share of the Outstanding Loan Amount (less, in the case of a Bank that was party to the Original Credit Agreement, the portion of the Outstanding Loan Amount owing to such Bank immediately prior to the Effective Date), (y) the Agent shall remit to each Bank that was a party to the Original Credit Agreement (but not a party hereto) and each Bank party hereto that has reduced its Revolving Credit Commitment under this Agreement as compared to the Original Credit Agreement its proportionate share of the payments referenced in clause (x) above and (z) the Company shall pay to the Agent all accrued interest and fees that accrued under the Original Credit Agreement up to but not including the Effective Date and the Agent shall remit to each Bank that was a party to the Original Credit Agreement its proportionate share of such amounts.  After giving effect to the foregoing, all outstanding Revolving Credit Loans shall be deemed to have been made hereunder on the Effective Date and shall be considered LIBOR Portions, each with an Interest Period ending on the date that is one (1) month following the Effective Date.

2.2.                         Revolving Credit Commitments and Letter of Credit Commitments.  The respective maximum aggregate principal amounts of the Credit (which is subject to reduction pursuant to Section 4.6 hereof) at any one time separately for Revolving Credit Loans and for Letter of Credit Loans outstanding and the percentage for each portion of the Credit available at any time which each Bank agrees to make available to the Company (its “Revolving Credit Commitment Percentage” or “Letter of Credit Commitment Percentage,” as the case may be) are as follows (collectively, the “Revolving Credit Commitments” and individually, a “Revolving Credit Commitment” and collectively, the “Letter of Credit Commitments” and individually, a “Letter of Credit Commitment,” as the case may be):

Revolving Credit Commitments

UMB Bank, N.A.	$28,000,000	18-2/3%

Bank of America, N.A.	$25,000,000	16-2/3%

Wells Fargo Bank, N.A.	$25,000,000	16-2/3%

Regions Bank	$24,000,000	16.0%

U.S. Bank, National Association	$24,000,000	16.0%

Arvest Bank	$24,000,000	16.0%

TOTAL	$150,000,000	100.00%

Letter of Credit Commitments

UMB Bank, N.A.	$1,498,500	16.65%

Bank of America, N.A.	$1,320,300	14.67%

M&I Marshall & Ilsley Bank	$1,320,300	14.67%

PNC Bank, National Association (formerly National City Bank of the Midwest)	$1,320,300	14.67%

U.S. Bank, National Association	$1,320,300	14.67%

Wells Fargo Bank, N.A.	$1,320,300	14.67%

Comerica Bank	$900,000	10.00%

TOTAL	$9,000,000	100.00%

TOTAL COMMITMENTS:	$159,000,000

The obligations of the Banks hereunder are several and not joint and no Bank shall under any circumstances be obligated to extend credit under the Credit in excess of its Revolving Credit Commitment, its Letter of Credit Commitment or its applicable Commitment Percentage of credit outstanding under the separate portions of the Credit.

All Loans made by the Banks on the same date are hereinafter referred to as a “Borrowing.”  Each Borrowing on a Revolving Credit Loan shall be in a minimum amount as provided in Section 3.5 hereof and each Borrowing shall be made pro rata by the Banks in accordance with their respective applicable Commitment Percentages.  All Loans made by each Bank shall be evidenced by a Revolving Credit Note or a Letter of Credit Note of the Company (individually a “Revolving Credit Note” and collectively the “Revolving Credit Notes” or a “Letter of Credit Note” and

collectively, “Letter of Credit Notes,” as the case may be) payable to the order of such Bank in the amount of its Revolving Credit Commitment or its Letter of Credit Commitment, each Revolving Credit Note to be in the form (with appropriate insertions) attached hereto as Exhibit A-1 and each Letter of Credit Note to be in the form (with appropriate insertions) attached hereto as Exhibit A-2.  Without regard to the face principal amount of each Note, the actual principal amount at any time outstanding and owing by the Company on account thereof during the period ending on the Credit Termination Date shall be the sum of all advances then or theretofore made thereon less all principal payments actually received thereon during such period.

2.3.           Procedure For Borrowing on Revolving Credit Notes.  The Company shall notify the Agent (which may be written or oral, but which must be given prior to 11:00 a.m. (Kansas City time)) of the date (which may, subject to the immediately preceding parenthetical and Section 3 hereof, be the date on which such notice is given) upon which it requests that any advance be made to it under the Revolving Credit Commitments, and the Agent shall promptly (but in any event not later than 2:00 p.m. Kansas City time) notify each Bank in writing of its receipt of each such notice.  Subject to all of the terms and conditions hereof, each Bank shall make available to the Agent its share of each advance, and the proceeds of each advance, to the extent received by the Agent from the Banks, shall be made available to the Company at the office of the Agent in Kansas City and in funds there current.  Each Loan from each Bank shall initially constitute part of an ABR Portion except to the extent the Company has otherwise timely elected a LIBOR Portion, all as provided in Section 3 hereof.  Unless the Agent shall have been notified by a Bank prior to the date a Loan is to be made by such Bank hereunder that such Bank does not intend to make its pro rata share of such Loan available to the Agent, the Agent may assume that such Bank has made such share available to the Agent on such date and the Agent may in reliance upon such assumption (but shall not be required to) make available to the Company a corresponding amount.  If such corresponding amount is not in fact made available to the Agent by such Bank and the Agent has made such amount available to the Company such Bank shall be deemed to be a Defaulting Bank and  the Agent shall be entitled to receive such amount from such Defaulting Bank forthwith upon its demand (or, if such Defaulting Bank fails to pay such amount forthwith upon such demand, to recover such amount, together with interest thereon at the rate otherwise applicable thereto under Section 3 hereof, from the Company and if not paid by the Company the Agent shall have a priority right to set off such amount against repayment of the Loans which are due the Defaulting Bank), together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Company and ending on but excluding the date the Agent recovers such amount at the Federal Funds Effective Rate for each day as determined by the Agent (or in the case of a day which is not a Business Day, then for the preceding Business Day).  Nothing in this Section 2.3 shall be deemed to permit any Bank to breach its obligations to make Loans under this Agreement or to limit the Company’s claims against any Bank for such breach.

Each request for any advance under the Revolving Credit Commitments will be deemed to be a confirmation that no Event of Default has occurred and is continuing.

2.4.           Letter of Credit.

(a)               General Terms.  Subject to the terms and conditions hereof, as part of the Credit, the L/C Issuer has issued an irrevocable, standby letter of credit dated March 6, 2006 (the “Letter of Credit”) for the account of the Company to LSP Services Plum Point, LLC, as Project Management Company (“Beneficiary”), in an initial aggregate undrawn face amount of up to Seventy-Six Million Dollars ($76,000,000) (the “Stated Amount”) as the same has been and may be further reduced from time to time in accordance with the terms of the Letter of Credit.  As of the Effective Date, the Stated Amount of the Letter of Credit has been reduced to $9,000,000.  The Letter of Credit may be transferred one or more times by the Beneficiary or its transferee or transferees who may also direct the L/C Issuer on a case-by-case basis, as set forth in the Letter of Credit, to not effect any scheduled reduction.  The

Letter of Credit has been issued by the L/C Issuer, but each Bank shall be obligated to reimburse the L/C Issuer for such Bank’s Letter of Credit Commitment Percentage of the amount of each drawing thereunder and, accordingly, each drawing on the Letter of Credit shall constitute usage of the Letter of Credit Commitment of each Bank pro rata in an amount equal to its Letter of Credit Commitment Percentage.

(b)               Application.  The Company has previously executed an application for the Letter of Credit dated March 6, 2006 (the “Application”).  In the event of any conflict between the terms of the Application and the terms of this Agreement, the terms of this Agreement shall control.  Notwithstanding anything contained in the Application to the contrary:  (i) the Company shall pay fees in connection with the Letter of Credit as set forth in Sections 4.1 and 4.3 hereof, and (ii) the L/C Issuer will not call for the funding by the Company of any amount under the Letter of Credit before being presented with a drawing thereunder.  The L/C Issuer will give notice of non-renewal before the time necessary to prevent an automatic extension of the Letter of Credit if before such required notice date (i) the expiration date of the Letter of Credit if so extended would be after July 15, 2010, (ii) the Letter of Credit Commitments have been terminated, or (iii) an Event of Default exists and the Agent, at the request or with the consent of the Required Banks, has given the L/C Issuer instructions not to so permit the extension of the expiration date of the Letter of Credit.

(c)               Reimbursement Obligations.  Unless the Company advises the L/C Issuer that it desires to directly pay any drawing on the Letter of Credit, all drawings on the Letter of Credit shall be deemed to be requests for Letter of Credit Loans and a Letter of Credit Loan shall be made in the amount of and on the date of each such drawing.  Each Letter of Credit Loan from each Bank shall initially bear interest at the ABR until and unless the Company makes a timely election for such Loan to bear interest at a LIBOR rate as provided in Section 3 hereof.  The obligation of the Company to reimburse the L/C Issuer for all drawings under the Letter of Credit (“Reimbursement Obligations”) shall be governed by the Application subject to the terms of the Letter of Credit Note, except that if the Company desires to pay any drawing on the Letter of Credit directly and not have such Letter of Credit deemed to be a request for a Letter of Credit Loan, reimbursement shall be made by the Company no later than 2:00 p.m. (Kansas City time) on the date when each drawing is to be paid if the Company has been informed of such drawing by the L/C Issuer on or before 11:30 a.m. (Kansas City time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Company after 11:30 a.m. (Kansas City time) on the date when such drawing is to be paid, by 2:00 p.m. (Kansas City time) on the following Business Day, in immediately available funds at the Agent’s principal office in Kansas City, Missouri, or such other office as the Agent may designate in writing to the Company.  If the Company does not make any such reimbursement payment on the date due and the Banks fund their participations therein in the manner set forth in Section 2.4(d) below, then all payments thereafter received by the Agent in discharge of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.4(d) below.

In the event the expiration date of the Letter of Credit extends beyond July 15, 2010 for any reason and such date is not extended or renewed, the Company shall, not later than July 15, 2010, or if an Event of Default has occurred and is occurring, not later than the fifth (5th) Business Day following a request by the Agent, at the direction of the Required Banks, deposit with the Agent and pledge to the Banks cash or cash equivalents equal to One Hundred Percent (100%) of the Available Amount of the Letter of Credit then in effect in a form and substance and subject to documentation reasonably acceptable to the Agent.  Such cash and cash equivalents shall be held by Agent in a cash collateral account (the “Cash Collateral Account”) maintained by the Agent.  The Cash Collateral Account shall be in the name of Company and shall be pledged to, and subject to the control of the Agent for the benefit of Agent and the Banks, in a manner reasonably satisfactory to Agent.  The Company hereby pledges and grants to the Agent, on behalf of itself and the Banks, a security interest in all such cash and cash equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the obligations under the Letter of Credit.  All such cash and cash equivalents in the Cash Collateral Account shall be released to the Company upon the cure of any such Events of Default.  This paragraph shall constitute a security agreement under applicable law.

(d)               Participating Interests.  Each Bank (other than the Bank acting as L/C Issuer in issuing the Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Bank, an undivided percentage participating interest, to the extent of each Bank’s Letter of Credit Commitment Percentage, in the Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer.  Upon any failure by the Company to pay any Reimbursement Obligation at the time required, as set forth in Section 2.4(c) above, or if the L/C Issuer is required at any time to return to the Company or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Bank shall, not later than the Business Day it receives a certificate in the form of Exhibit G attached hereto from the L/C Issuer (with a copy to the Agent) to such effect, if such certificate is received before 2:00 p.m. (Kansas City time), or not later than 2:00 p.m. (Kansas City time) the following Business Day, if such certificate is received after such time, pay to the Agent for the account of the L/C Issuer an amount equal to such Bank’s Letter of Credit Commitment Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Bank at a rate per annum equal to the Federal Funds Effective Rate for each such day.  Each such Bank shall thereafter be entitled to receive its Letter of Credit Commitment Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Letter of Credit Commitment Percentage thereof as a Bank hereunder.  The several obligations of the Banks to the L/C Issuer under this Section 2.4 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Bank may have or have had against the Company, the L/C Issuer, the Agent, any Bank or any other Person whatsoever.  Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Bank, and each payment by a Bank under this Section 2.4 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)               Indemnification.  The Banks shall, to the extent of their respective Letter of Credit Commitment Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Company) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with the Letter of Credit issued by it.  The obligations of the Banks under this Section 2.4(e) and all other parts of this Section 2.4 shall survive termination of this Agreement and of the Application, the Letter of Credit, and all drafts and other documents presented in connection with drawings thereunder.

SECTION 3.	Interest.

3.1.           Elections.  Subject to all of the terms and conditions of this Section 3, portions of the principal indebtedness evidenced by the Notes (all of the indebtedness evidenced by the Notes bearing interest at the same rate for the same period of time being hereinafter referred to as a “Portion”) may, at the election of the Company, bear interest with reference to the ABR (the “ABR Portions”) or with reference to the Adjusted LIBOR Rate (“LIBOR Portions”), and Portions may be

converted from time to time from one basis to the other.  All of the indebtedness evidenced by the Notes which is not part of a LIBOR Portion shall constitute a single ABR Portion.  All of the indebtedness evidenced by the Notes which bears interest with reference to a particular Adjusted LIBOR Rate for a particular Interest Period shall constitute a single LIBOR Portion.  The Company promises to pay interest on each Portion at the rates and times specified in this Section 3.  Each Bank holding a Note shall have a ratable interest in each Portion evidenced thereby.

3.2.           ABR Portions.  Each ABR Portion shall bear interest (which the Company promises to pay at the times herein provided), at the rate per annum equal to the ABR as in effect from time to time plus the Applicable Margin, as determined from time to time under the Pricing Schedule set forth in Exhibit B attached hereto and hereby incorporated by reference, provided that upon the occurrence of an Event of Default hereunder such Portion shall, upon written notice from the Agent, bear interest (which the Company promises to pay at the times hereinafter provided), whether before or after judgment, for the period from the date such Event of Default occurred and during the continuation thereof, at the rate per annum determined by adding two percent (2%) to the interest rate which would otherwise be applicable thereto from time to time.  Interest on the ABR Portions shall be payable in arrears on the last day of each calendar quarter in each year, upon prepayment of any ABR Portion and at maturity of the applicable Notes and default interest shall be due and payable upon demand.

3.3.           LIBOR Portions.  Each LIBOR Portion shall bear interest (which the Company promises to pay at the times herein provided) for each Interest Period selected therefor at a rate per annum equal to the Adjusted LIBOR Rate for such Interest Period plus the Applicable Margin, as determined from time to time under the Pricing Schedule set forth in Exhibit B attached hereto, provided that upon the occurrence of an Event of Default hereunder such Portion shall, upon written notice from the Agent, bear interest (which the Company promises to pay at the times hereinafter provided) whether before or after judgment, for the period from the date such Event of Default occurred and during the continuation thereof, through the end of the Interest Period then applicable thereto at the rate per annum determined by adding two percent (2%) to the interest rate otherwise applicable thereto, and effective at the end of such Interest Period such LIBOR Portion shall automatically be converted into and added to the applicable ABR Portion and shall thereafter bear interest at the interest rate applicable to the applicable ABR Portion after default.  Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto and, at maturity of the applicable Notes, and default interest shall be due and payable upon demand.  The Company shall notify the Agent on or before 11:00 a.m. (Kansas City time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion (or any portion thereof) is to continue as a LIBOR Portion, in which event the Company shall notify the Agent of the new Interest Period selected therefor, and in the event the Company shall fail to so notify the Agent, such LIBOR Portion shall automatically be converted into and added to the applicable ABR Portion as of and on the last day of such Interest Period.  The Agent shall promptly notify each Bank of each notice received from the Company pursuant to the foregoing provisions.  Anything contained herein to the contrary notwithstanding, the obligation of the Banks to create, continue or effect by conversion any LIBOR Portion shall be conditioned upon the fact that at such time no Event of Default shall have occurred and be continuing.

3.4.           Computation.  Interest on the LIBOR Portions and all fees, charges and commissions due hereunder shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed.  All other interest on the Notes shall be computed on the basis of a year of 365/366 days for the actual number of days elapsed unless otherwise specifically provided in this Agreement.

3.5.           Minimum Amounts.  Each ABR Portion evidenced by Revolving Credit Notes shall be in a minimum amount of $1,000,000 or such greater amount which is an integral multiple of

$250,000.  Each LIBOR Portion evidenced by Revolving Credit Notes shall be in a minimum amount of $5,000,000 or such greater amount which is an integral multiple of $1,000,000.

3.6.           Manner of Rate Selection.  The Company shall notify the Agent by 11:00 a.m. (Kansas City time) at least three (3) Business Days prior to the date upon which it requests that any LIBOR Portion be created or continued or that any part of an ABR Portion be converted into a LIBOR Portion (such notice to specify in each instance the amount thereof and the Interest Period selected therefor) and the Agent shall promptly advise each Bank of each such notice.  If any request is made to convert a LIBOR Portion into an ABR Portion, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto.  All requests for the creation, continuance or conversion of Portions under this Agreement shall be irrevocable.  Such requests may be written or oral and the Agent is hereby authorized to honor telephonic requests for creations, continuances and conversions received by it from any person purporting to be a person authorized to act on behalf of the Company hereunder, the Company hereby indemnifying the Agent and the Banks from any liability or loss ensuing from so acting.

3.7.           Lawful Rate.  All agreements between the Company, the Agent and each of the Banks, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no event whatsoever, whether by reason of demand or acceleration of the maturity of any of the indebtedness hereunder or otherwise, shall the amount contracted for, charged, received, reserved, paid or agreed to be paid to the Agent or each Bank for the use, forbearance, or detention of the funds advanced hereunder or otherwise, or for the performance or payment of any covenant or obligation contained in any Loan Document, exceed the highest lawful rate permissible under applicable law (the “Highest Lawful Rate”), it being the intent of the Company, the Agent and each of the Banks in the execution hereof and of the Loan Documents to contract in strict accordance with any applicable usury laws, if any.  If, as a result of any circumstances whatsoever, performance by the Company of any provision hereof or of any of such documents, at the time performance of such provision shall be due, shall involve exceeding the limits of applicable usury laws or result in the Agent or any Bank having or being deemed to have contracted for, charged, reserved or received interest (or amounts deemed to be interest) in excess of the maximum, lawful rate or amount of interest allowed by applicable law to be so contracted for, charged, reserved or received by the Agent or such Bank, then the obligation to be performed by the Company shall be reduced to the legal limit of such performance, and if, from any such circumstance, the Agent or such Bank shall ever receive interest or anything of value which might be deemed interest under applicable law which would exceed the Highest Lawful Rate, such amount which would be unlawful interest shall be refunded to the Company or, if permitted by applicable law and such unlawful interest does not exceed the unpaid principal balance of the Notes and the amounts owing on other obligations of the Company to the Agent or any Bank under any Loan Document such unlawful interest may be applied to the reduction of the principal amount owing on the Notes or the amounts owing on other obligations of the Company to the Agent or any Bank under any Loan Document.  All interest paid or agreed to be paid to the Agent or any Bank shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period of the indebtedness hereunder until payment in full of the principal of the indebtedness hereunder (including the period of any renewal or extension thereof) so that the interest on account of the indebtedness hereunder for such full period shall not exceed the highest amount permitted by applicable law.  This Section 3.7 shall control all agreements between the Company, the Agent and the Banks.

3.8.           Pricing Schedule.  The Company shall be responsible to promptly give written notice to the Agent of any change in its Moody’s Rating or its Standard & Poors’ Rating for purposes of the Agent determining the Applicable Margins pursuant to the Pricing Schedule set forth in Exhibit B attached hereto (the “Pricing Schedule”).

SECTION 4.             Fees, Prepayments, Terminations and Application of Payments.

4.1.           Facility Fee.  For the period from the Effective Date to and including the Credit Termination Date (or July 15, 2010 in the case of the Letter of Credit), or such earlier date on which the Credit is terminated in whole pursuant to Section 4.6 or any other provision hereof, the Company shall pay to the Agent for the account of the Banks, a facility fee with respect to the Revolving Credit (the “Revolving Credit Facility Fee”) at the rate per annum as determined from time to time under the Pricing Schedule set forth in Exhibit B attached hereto, multiplied by the aggregate amount of all of the Revolving Credit Commitments and a facility fee with respect to the Letter of Credit (the “Letter of Credit Facility Fee”) at the rate per annum as determined from time to time in the Pricing Schedule set forth in Exhibit B attached hereto multiplied by the aggregate amount of all of the Letter of Credit Commitments (all calculated in each case after giving effect to any reductions thereof as specified in Section 4.6 hereof and as if no Loans are outstanding hereunder).  Such fees shall be payable in arrears on the last day of each January, April, July and October and on the Credit Termination Date (or July 15, 2010 in the case of the Letter of Credit), unless the Credit is terminated in whole on an earlier date, in which event the fees for the period from the date of the last payment made pursuant to this Section 4.1 through the effective date of such termination in whole shall be paid on the date of such earlier termination in whole.

4.2.           Usage Fee.  For the period from the Effective Date to and including the Credit Termination Date, or such earlier date on which the Credit is terminated in whole pursuant to Section 4.6 or any other provision hereof, the Company shall pay to the Agent for the account of the Banks a usage fee with respect to the Revolving Credit (the “Usage Fee”) at the rate per annum as determined from time to time under the Pricing Schedule set forth in Exhibit B attached hereto, multiplied by the aggregate amount of all of the Revolving Credit Commitments (calculated after giving effect to any reductions thereof as specified in Section 4.6 hereof and as if no Loans are outstanding hereunder) on any date on which the outstanding Loans for all the Banks are less than thirty-three percent (33%) of the total Revolving Credit Commitments.  Such fee shall be payable in arrears on the last day of each January, April, July and October and on the Credit Termination Date, unless the Credit is terminated in whole on an earlier date, in which event the fees for the period from the date of the last payment made pursuant to this Section 4.2 through the effective date of such termination in whole shall be paid on the date of such earlier termination in whole.

4.3.           Letter of Credit Fees.  Quarterly in arrears, on the last day of each January, April, July and October, , commencing on the first such date occurring after the date hereof, the Company shall pay to the Administrative Agent, for the ratable benefit of the Banks in accordance with their Letter of Credit Commitment Percentages, a letter of credit fee (the “Letter of Credit Fee”) at a rate per annum as set forth in the Pricing Schedule attached hereto as Exhibit B (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter, applied to the daily average amount available for draws under the Letter of Credit during such quarter.  In addition, the Company shall pay to the L/C Issuer for its own account the L/C Issuer’s standard drawing, negotiation, amendment, and other administrative fees for issuing the Letter of Credit as agreed by the Company and the L/C Issuer from time to time.

4.4.           Agent’s Fee.  The Company shall pay to and for the sole account of the Agent such fees as the Company and the Agent may agree upon in writing from time to time.  Such fees shall be in addition to any fees and charges the Agent may be entitled to receive hereunder or under the other Loan Documents.

4.5.           Prepayments.

(a)               Optional Prepayments of ABR Portions.  The Company shall have the privilege of prepaying without premium or penalty and in whole or in part (but if in part, then in a minimum principal amount of $1,000,000) the ABR Portion of any Loan at any time upon prior telecopy or telephonic notice from the Company to the Agent on or before 11:00 a.m. (Kansas City time) on the Business Day immediately preceding such prepayment.

(b)               Optional Prepayments of LIBOR Portions.  The Company may prepay any LIBOR Portion, upon written or telephonic notice (which telephonic notice shall be promptly confirmed in writing by facsimile communication, telex or telegraph) by no later than 11:00 a.m. (Kansas City time) on the third Business Day immediately preceding the date of such prepayment from the Company to the Agent, such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon and any compensation required by Section 9.4 hereof, if applicable; provided, however, that any such prepayment in part shall be in a principal amount of no less than $5,000,000 or such greater amount which is an integral multiple of $1,000,000.

(c)               Mandatory Prepayments of Excess Borrowings.  If the outstanding principal amount of all Revolving Credit Loans shall ever exceed the aggregate amount of all Revolving Credit Commitments in effect from time to time or the outstanding principal amount of all Letter of Credit Loans shall ever exceed the maximum principal amount of all Letter of Credit Commitments in effect from time to time for any reason, the Company shall immediately prepay Revolving Credit Loans and/or Letter of Credit Loans, as the case may be, in such amount as shall be necessary to eliminate such excess.

4.6.           Credit Reductions.  The Company shall have the right at any time upon ten (10) Business Days’ prior notice to the Agent, which shall promptly give notice to the Banks, to reduce the Revolving Credit in whole or in part (but if in part, in a minimum principal amount of $5,000,000 or such greater amount which is an integral multiple of $5,000,000); provided, however, that the Company may not reduce any portion of the Revolving Credit which represents outstanding Revolving Credit Loans.  Each such reduction in part shall automatically terminate each Bank’s Revolving Credit Commitment by an amount equal to its Revolving Credit Commitment Percentage of the amount of the reduction.  The maximum amount of the Letter of Credit Loans which may be outstanding shall be automatically reduced by the amounts and on the dates set forth in the Letter of Credit.  Each such reduction in part shall automatically terminate each Bank’s Letter of Credit Commitment by an amount equal to its Letter of Credit Commitment Percentage of the amount of the reduction.  Each Bank’s Letter of Credit Commitment shall also be reduced by the amount of any payment of outstanding Letter of Credit Loans prior to the date upon which payment thereof is due.

4.7.           Place and Application of Payments.  All payments by the Company hereunder shall be made to the Agent at its office at 1010 Grand Boulevard, Kansas City, Missouri 64106 and in immediately available funds, prior to 2:00 p.m. (Kansas City time) on the date of such payment.  Subject to Section 11.18 of this Agreement, all such payments shall be made without setoff or counterclaim and without reduction for, and free from, any and all present and future levies, imposts, duties, fees, charges, deductions withholdings, restrictions or conditions of any nature imposed by any government or any political subdivision or taxing authority thereof.  Any payments received after 2:00 p.m. (Kansas City time) shall be deemed received upon the following Business Day.  The Agent shall remit to each Bank its proportionate share of each payment of principal, interest and fees, owed to it, received by the Agent by 2:00 p.m. (Kansas City time) on the same day of its receipt and its proportionate share of each such payment received by the Agent after 2:00 p.m. (Kansas City time) on the Business Day following its receipt by the Agent.  In the event the Agent does not remit any amount to any Bank when required by the preceding sentence, the Agent shall pay to such Bank interest on such amount until paid at a rate per annum equal to the Federal Funds Effective Rate.

Should the Company be late in making any required payment hereunder, the Company hereby authorizes the Agent to automatically debit any of its accounts with UMB for any principal, interest and fees when due under the Notes or this Agreement and to transfer the amount so debited from such account to the Agent for application as herein provided.  The Agent shall notify the Company by telephonic notice confirmed in writing of any such debit.

4.8.           Capital Adequacy.  If, after the Closing Date, any Bank or the Agent shall have determined in good faith that the adoption after such date of any applicable law, rule or regulation regarding capital adequacy, or any change therein (including, without limitation, any revision in the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), or in any other applicable capital rules heretofore adopted and issued by any governmental authority), or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank’s capital, or on the capital of any corporation controlling such Bank, in each case as a consequence of its obligations hereunder, to a level below that which such Bank would have achieved but for such adoption, change or compliance (taking into consideration such Bank’s policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within thirty (30) days after demand by such Bank (with a copy to the Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

4.9.           Upfront Fees.  On the Effective Date, the Company shall pay to the Agent for the account of the Banks an upfront fee (the “Upfront Fee”) for each Bank in the amount of its Revolving Credit Commitment multiplied by sixty (60) basis points.

SECTION 5.	Conditions Precedent.

The obligation of the Banks to make any Revolving Credit Loan pursuant hereto shall be subject to the following conditions precedent set forth in Section 5.1 and 5.2 below:

5.1.           Initial Extension of Credit.  On or before the Effective Date:

(a)               the Company shall have delivered to the Agent for the benefit of the Banks in sufficient counterparts for distribution to the Banks duly executed originals of the following:

(i)           the Revolving Credit Notes;

(ii)           good standing certificates for the Company and each Subsidiary issued by its state of organization, issued not more than thirty (30) days before the date of this Agreement;

(iii)           copies of the Articles or Certificate of Incorporation, and all amendments thereto, of the Company and each Subsidiary, certified by the Secretary of State of its state of incorporation to the extent any of such documents have not previously been provided to the Agent;

(iv)           copies of the By-Laws, and all amendments thereto, of the Company and each Subsidiary, certified as true, correct and complete on the Effective Date, by the Secretary or Assistant Secretary of the Company or such Subsidiary, as the case may be to the extent any of such documents have not previously been provided to the Agent;

(v)           copies, certified as true, correct and complete by the Secretary or Assistant Secretary of the Company of resolutions regarding the transactions contemplated by this Agreement, duly adopted by the Board of Directors of the Company and reasonably satisfactory in form and substance to the Agent; and

(vi)           an incumbency and signature certificate for the Company satisfactory in form and substance to the Agent;

(b)               Prior to the initial Loan hereunder, the Agent shall have received the favorable written opinion of Anderson & Byrd, LLP, Kansas counsel to the Company, substantially in the form of Exhibit D-1 attached hereto and the favorable written opinion of Spencer, Scott & Dwyer, P.C., Missouri counsel to the Company, substantially in the form of Exhibit D-2 attached hereto;

(c)               The Agent, the Syndication Agent, the Documentation Agent and each of the other Banks shall have received all fees due and payable to each of them, specifically including without limitation the Upfront Fees, on the Effective Date in connection with the execution and delivery of this Agreement and the transactions contemplated hereby; and

(d)               All of the conditions set forth in clause (a)(iii) and (iv) above are deemed to have been satisfied on the Effective Date.

5.2.           Each Extension of Credit Under a Revolving Credit Note.  As of the time of the making of each Revolving Credit Loan hereunder (including the initial Loan):

(a)               no Event of Default shall have occurred and be continuing;

(b)               with respect to any requested Revolving Credit Loan, after giving effect thereto the aggregate principal amount of all outstanding Revolving Credit Loans shall not exceed the aggregate Revolving Credit Commitments; and

(c)               the request by the Company for any Revolving Credit Loan pursuant hereto shall be and constitute a warranty to the effect set forth in (a) and (b), above and that the Compliance Certificate most recently delivered to the Banks is materially correct.

SECTION 6.	Representations and Warranties.

As of the Effective Date, and upon delivery of each Quarterly Compliance Certificate, the Company represents and warrants to the Agent and the Banks as to itself and, where the following representations and warranties apply to Subsidiaries, as to each of its Subsidiaries, as follows:

6.1.           Organization and Qualification.  The Company is a corporation duly organized and existing and in good standing under the laws of the State of Kansas, has full and adequate corporate power to carry on its business as now conducted, and is duly licensed or qualified in all jurisdictions wherein the nature of its activities requires such licensing or qualification and in which the failure to be so licensed or qualified would have a Material Adverse Effect.

6.2.           Subsidiaries.  Each Subsidiary is duly organized and existing under the laws of the jurisdiction of its organization, has full and adequate corporate power to carry on its business as now conducted and is duly licensed or qualified in all jurisdictions wherein the nature of its business requires such licensing or qualification and the failure to be so licensed or qualified would have a

Material Adverse Effect.  The only Subsidiaries of the Company as of the Closing Date are listed on Exhibit C hereto.

6.3.           Financial Reports.  The Company has heretofore delivered to the Banks a copy of the Audit Report as of December 31, 2008 of the Company and its Subsidiaries (the “Audit Report”).  The financial statements contained in such Audit Report have been prepared in accordance with GAAP on a basis consistent, except as otherwise noted therein, with that of the previous fiscal year and fairly present, in all material respects, the financial position of the Company and its Subsidiaries as of the date thereof, and the results of its operations for the period covered thereby.  As of December 31, 2008, the Company and its Subsidiaries had no material contingent liabilities other than as indicated on said financial statements (including the notes thereto).

6.4.           No Material Adverse Change.  Since December 31, 2008, there has been no material adverse change in the business, operations or financial condition of the Company and its Subsidiaries taken as a whole that has not been disclosed in writing to the Banks.

6.5.           Litigation; Tax Returns; Approvals.  There is no litigation nor governmental proceeding pending, nor to the knowledge of the Company threatened, against the Company or any Subsidiary which could reasonably be expected to result in a Material Adverse Effect.  All federal and state income tax returns and all other material tax returns for the Company required to be filed have been filed on a timely basis and all amounts required to be paid as shown by said returns have been paid, except such amounts, if any, as are being contested in good faith and by appropriate proceedings.  There are no pending or, to the best of the Company’s knowledge, threatened objections to or controversies in respect of the income tax returns of the Company for any fiscal year which could reasonably be expected to have a Material Adverse Effect.  Except as have already been obtained, no authorization, consent, license, exemption or filing or registration with any court or governmental department, agency or instrumentality, is necessary for the valid execution, delivery or performance by the Company of the Loan Documents.

6.6.           Regulation U.  Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan made hereunder will be used to purchase or carry any margin stock or to extend credit to others for such a purpose.

6.7.           No Default.  As of the Closing Date, the Company is materially in compliance with all of the terms and conditions of this Agreement, and no Event of Default exists under this Agreement.

6.8.           ERISA.  With respect to each of the Plans, the Company and its Subsidiaries are in compliance with ERISA to the extent applicable to them, other than such noncompliance that would not reasonably be expected to result in a Material Adverse Effect and have received no notice to the contrary from the PBGC or any other governmental entity agency.

6.9.           Full Disclosure.  The written statements and information furnished to the Agent and the Banks in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Banks to provide the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Agent and the Banks acknowledging that as to any projections furnished to the Agent and the Banks, the Company only represents that the same were prepared on the basis of information and estimates the Company believed to be reasonable.

6.10.           Corporate Authority and Validity of Obligations.  The Company has full corporate power and authority to enter into this Agreement and the other Loan Documents, to make the

Borrowings herein provided for, to issue its Notes in evidence thereof, and to perform all of its obligations hereunder and under the other Loan Documents.  The Loan Documents delivered by the Company have been duly authorized, executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and general principles of equity.  This Agreement and the other Loan Documents do not, nor does the performance or observance by the Company of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under (i) any provision of law or any judgment, injunction, order or decree binding upon the Company or any provision of the charter, articles of incorporation or by-laws of the Company or (ii) any material covenant, indenture or agreement of or affecting the Company or any of its Properties, except in the case of this clause (ii) for any such contravention or default which could not be reasonably expected to result in a Material Adverse Effect or (b) result in the creation or imposition of any lien, security interest or other encumbrance on any Property of the Company.

6.11.           No Default Under Other Agreements.  Neither the Company nor any Subsidiary is in default with respect to any note, indenture, loan agreement, mortgage, lease, deed or other agreement to which it is a party or by which it or its Property is bound, which default might adversely affect the repayment of the Indebtedness, obligations and liabilities under the Loan Documents, or any Bank’s or the Agent’s rights under the Loan Documents or which could reasonably be expected to have a Material Adverse Effect.

6.12.           Status Under Certain Laws.  Neither the Company nor any of its Subsidiaries is an “investment company” or a person directly or indirectly controlled by or acting on behalf of an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.13.           Compliance with Laws.  The Company and its Subsidiaries each are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Properties or business operations, including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and Environmental Laws, non-compliance with which could reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local Environmental Laws, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

6.14.           Ownership of Property.  The Company and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses except for such defects in title or interests as could not, individually or in the aggregate, have a Material Adverse Effect.

6.15.           Solvency.  The Company and each of its Subsidiaries existing as of the date of this Agreement:  (a) own, on a consolidated basis, assets, the fair saleable value of which are (i) greater than the total amount of their liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay their liabilities when they become due; (b) have, on a consolidated basis, capital that is not unreasonably small in relation to their respective business as presently conducted or after giving effect to any contemplated transaction; and (c) do not intend to incur and do not believe that they will incur debts beyond their ability to pay such debts as they become due.

6.16.           Pari Passu.  All Loans of the Company incurred under or pursuant to this Agreement shall rank pari passu with all other senior unsecured Indebtedness of the Company.

SECTION 7.             Covenants.

It is understood and agreed that so long as any of the Credit is in use or available under this Agreement or any amount remains unpaid on any Note except to the extent compliance in any case or cases is waived in writing by the Required Banks, the Company will be in compliance with all of the following:

7.1.           Maintenance of Property.  The Company will, and will cause each Subsidiary to, keep and maintain all of its Properties necessary or useful in its business in good condition, and make all necessary renewals, replacements, additions and improvements thereto, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.2.           Taxes.  The Company will, and will cause each Subsidiary to, duly pay and discharge all material taxes, rates, assessments, fees and governmental charges upon or against the Company or any Subsidiary or against its Properties in each case before the same becomes delinquent and before penalties accrue thereon unless and to the extent that the same is being contested in good faith and by appropriate proceedings.

7.3.           Maintenance of Insurance.  The Company will, and will cause each Subsidiary to, maintain insurance with insurers recognized as financially sound and reputable by prudent business persons in such forms and amounts and against such risks as is usually carried by companies engaged in similar business and owning similar Properties in the same general areas in which the Company or such Subsidiary operates.  The Company shall provide the Agent with copies of all insurance policies maintained by it upon the Agent’s request.

7.4.           Financial Reports.  The Company will, and will cause each Subsidiary to, maintain a system of accounting in accordance with sound accounting practice and will furnish promptly, and in any event within thirty (30) days after the receipt of a request, to each of the Banks and their duly authorized representatives such information respecting the business and financial condition of the Company and its Subsidiaries as may be reasonably requested by the Agent or any Bank and, without any request, will furnish to each Bank:

(a)               as soon as available, and in any event within forty-five (45) days after the close of each fiscal quarter other than the fourth fiscal quarter of the Company commencing with the fiscal quarter ending March 31, 2010, a copy of the unaudited consolidated balance sheets, income statements and cash flow statements for the Company and its Subsidiaries for such quarterly period and the fiscal year to date and for the corresponding periods of the preceding fiscal year, all in reasonable detail, prepared by the Company (it being understood that delivery to the Agent of the Company’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission shall meet the requirements of this Section 7.4(a)) and certified by the chief financial officer of the Company;

(b)               as soon as available, and in any event within ninety (90) days after the close of each fiscal year of the Company, a copy of the audit report (including an unqualified opinion of the Company’s auditors) for such year and accompanying financial statements, including consolidated balance sheets, statements of stockholder equity, statements of income and statements of cash flow for the Company and its Subsidiaries showing in comparative form the figures for the previous fiscal year of the Company and its Subsidiaries, all in reasonable detail, prepared and certified by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing selected by the Company and reasonably satisfactory to the Required Banks (it being understood that delivery to the Agent of the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission shall meet the requirements of this Section 7.4(b)); and

(c)               no later than forty-five (45) days after the close of each of the first three fiscal quarters of each fiscal year, commencing with the fiscal quarter ending March 31, 2010, and for the fourth fiscal quarter, no later than ninety (90) days after the close of each fiscal year, a Compliance Certificate in the form of Exhibit E attached hereto (the “Quarterly Compliance Certificate”) prepared and signed by the chief financial officer of the Company.

If any of the information referred to in this Section 7.4 is sent to the Agent, but for any reason any Bank does not also receive it, the Agent will provide it to such Bank promptly upon request.

7.5.           Inspection.  Upon reasonable notice and during normal business hours, the Company shall, and shall cause each Subsidiary to, permit each of the Banks, by their representatives and agents, to inspect any of the Properties, corporate books and financial records of the Company and each Subsidiary, to examine and make copies of the books of account and other financial records of the Company and each Subsidiary and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, its officers and employees at such times and intervals as each Bank may reasonably request.  The Company shall reimburse the Agent for any reasonable costs and expenses incurred by it in connection with any such inspections.

7.6.           Consolidation, Merger and Sale of Assets.  The Company will not, and will not permit any Subsidiary with assets valued at greater than Fifteen Million Dollars ($15,000,000) to, consolidate with or merge into any Person, or permit any other Person to merge into it or sell or otherwise dispose of all or substantially all of their respective Property, except that any Subsidiary may merge with and into any other Subsidiary and except that any Person engaged in a regulated business may be merged into the Company or any Subsidiary.  The Company shall give written notice to the Banks of any such merger contemporaneously with its consummation.

7.7.           Liens.  The Company will not and will not permit any Subsidiary with assets valued at greater than Twenty-Five Million Dollars ($25,000,000) to pledge, mortgage or otherwise encumber or subject to or permit to exist upon or be subjected to any lien, charge or security interest of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof), on any of its Properties of any kind or character at any time owned by the Company or any Subsidiary (collectively “Liens”), other than:

(a)               Liens, pledges or deposits for workers’ compensation, unemployment insurance, old age benefits or social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits made in connection with tenders, contracts or leases to which the Company or a Subsidiary is a party or other deposits required to be made in the ordinary course of business, provided in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and adequate reserves have been provided therefor in accordance with GAAP and that the obligation is not for borrowed money, customer advances, trade payables, or obligations to agricultural producers;

(b)               Liens securing an appeal or stay or discharge in the course of any legal proceedings, provided that the aggregate amount of liabilities of the Company or a Subsidiary so secured by a pledge of Property permitted under this subsection (b) including interest and penalties thereon, if any, shall not be in excess of $10,000,000 at any one time outstanding;

(c)               Liens not otherwise permitted hereunder in an amount not in excess of $25,000,000 at any time the same is to be determined;

(d)               Liens (and any replacements thereof without increase) existing on the date hereof and disclosed in Exhibit F hereto;

(e)               Liens securing Indebtedness incurred to finance, or which represents, the purchase price of Property, provided (i) such Liens attach only to the Property financed with such Indebtedness and (ii) the amount of such secured Indebtedness does not exceed the purchase price of such Property plus any reasonable related fees and costs;

(f)               the filing of financing statements solely as a precautionary measure in connection with operating leases or other Liens permitted under this Agreement;

(g)               Liens with respect to judgments which do not constitute Events of Default pursuant to this Agreement;

(h)               any interest of a lessor in any Property subject to any lease entered into by the Company or a Subsidiary in an amount not in excess of $7,500,000 at any time the same is to be determined;

(i)               Liens securing Indebtedness under that certain Indenture of Mortgage and Deed of Trust, dated as of September 1, 1944, as and to be amended and supplemented, among the Company, The Bank of New York Mellon Trust Company, N.A. and UMB Bank & Trust, N.A. (the “Mortgage”);

(j)               any Lien on Property of any Person existing at the time such Person is merged or consolidated with or into the Company or a Subsidiary and not created in contemplation of such event;

(k)               any Lien existing on any Property prior to the acquisition thereof by the Company or a Subsidiary and not created in contemplation of such acquisition;

(l)               Liens incurred in connection with or related to the construction or purchase of utility Property;

(m)               the replacement, extension or renewal of any Lien permitted by clauses (e), (j) or (k) above upon or in the same Property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;

(n)               Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons for labor, materials, supplies or rentals incurred in the ordinary course of the Company’s or a Subsidiary’s business, but only if the payment thereof is not at the time past due or is being contested in good faith and by appropriate proceedings with adequate reserves maintained in accordance with GAAP;

(o)               reservations, exceptions, easements, rights of way, and other similar encumbrances affecting real property, provided that they do not individually or in the aggregate detract from the marketability of said properties or materially interfere with their use in the ordinary course of the Company’s or a Subsidiary’s business as permitted under the Mortgage; and

(p)               Liens incurred pursuant to Section 2.4(c) hereof.

7.8.           Notice of Suit or Material Adverse Change in Business or Default.  The Company shall, as soon as possible, and in any event within fifteen (15) days after it learns of the following, give written notice to the Banks of (a) any proceeding(s) being instituted or threatened to be instituted by or against the Company or any Subsidiary in any federal, state or local court or before any commission or other regulatory body (federal, state or local) which could reasonably be expected to have a Material Adverse Effect and (b) the occurrence of any Event of Default.  Failure of the Company to give any notice required by this Section 7.8 shall have no effect upon the right of the Agent to declare any Event of Default which may occur or exist at any time.

7.9.           ERISA.  The Company will, and will cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed is likely to result in the imposition of a Lien against any of its Property, and will promptly notify the Agent of (a) the occurrence of any reportable event (as defined in ERISA) for which the notice requirement has not been waived by the PBGC and which is reasonably likely to result in the termination by the PBGC of any Plan, (b) receipt of any notice from PBGC of its intention to seek termination of any such Plan or appointment of a trustee therefor, and (c) its intention to terminate or withdraw from any Plan, other than a “standard termination” meeting the requirements of Section 4041(b) of ERISA.  The Company will not, and will not permit any Subsidiary to, terminate any such Plan or withdraw therefrom unless it shall be in compliance with all of the terms and conditions of this Agreement after giving effect to any liability to PBGC resulting from such termination or withdrawal.

7.10.           Use of Proceeds.  The Company shall use the proceeds of the Revolving Credit Loans hereunder for working capital, general corporate purposes and to back up the Company’s use of commercial paper and the proceeds of the Letter of Credit Loans for purchase of a share of a coal generating plant being built near Osceola, Arkansas, and for the payment of related construction expenses.

7.11.           Compliance with Laws.  The Company will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, including Environmental Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.12.           Fiscal Year.  The Company shall not change its fiscal year.

7.13.           Maintenance of Existence.  The Company shall maintain its corporate existence except for mergers permitted by Section 7.6 hereof.

7.14.           Maximum Total Indebtedness to Total Capitalization Ratio.  The Company will maintain as of the last day of each fiscal quarter of the Company a ratio of Total Indebtedness to Total Capitalization of not more than 0.625 to 1.  For purposes of this Section 7.14, “Total Indebtedness” shall mean all Indebtedness of the Company and its Subsidiaries on a consolidated basis but shall exclude all accounts payable and expenses incurred in the ordinary course of the Company’s and its respective Subsidiaries’ businesses and also shall exclude all obligations of the Company and its Subsidiaries related to the issuance in 2001 of Trust Preferred Securities by Empire District Electric Trust I; and “Total Capitalization” shall mean the sum of Total Indebtedness and stockholders’ equity, preferred and preference stock and other securities included on the consolidated balance sheet of the Company and its Subsidiaries including the Junior Subordinated Debenture Securities issued in 2001 by the Company.

7.15.           Minimum Interest Coverage Ratio.  The Company will maintain an Interest Coverage Ratio of not less than 2.0 to 1 as of the last day of each fiscal quarter of the Company.

7.16.           Acquisitions.  During the term of this Agreement, the Company will not, and will not permit any Subsidiary to, (x) acquire any assets or equity interests of any other Person or Persons engaged predominantly in an unregulated business activity unless the aggregate consideration to be paid by the Company and its Subsidiaries in connection with any such acquisition or acquisitions is, in the aggregate, less than Eighty Million Dollars ($80,000,000) or (y) acquire all or part of a regulated business; provided that in the case of this clause (y) any such acquisition shall be permitted with the consent of the Required Banks (not to be unreasonably withheld) if the Company is in compliance with all financial covenants of this Agreement at the time of such proposed acquisition and will be in compliance with such financial covenants following consummation of such acquisition as evidenced by projected financial information covering a minimum of an 18 month period after the acquisition.  Such projections will be delivered to the Banks within a reasonable time prior to entering into any written commitments for such acquisition.

7.17.           Patriot Act.  The Agent hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Agent’s policies and practices, the Agent is required to obtain, verify and record certain information and documentation that identifies the Company, which information includes the name and address of the Company and such other information that will allow the Agent to identify the Company in accordance with the Act.

The Company shall (a) ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls the Company or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

SECTION 8.	Events of Default and Remedies.

8.1.           Events of Default.  Any one or more of the following shall constitute an Event of Default:

(a)               (i) Default in the payment when due of any principal of any Note whether at the stated maturity thereof or at any other time provided in this Agreement, or (ii) default in the payment when due of any interest on any Note or any fee or other amount payable pursuant to this Agreement which default shall continue unremedied for one (1) Business Day.

(b)               Default in the observance or performance of any covenant set forth in Sections 7.3, 7.5, 7.6, 7.7, 7.10, 7.13, 7.14 and 7.15 hereof;

(c)               Default in the observance or performance of the covenants set forth in Section 7.4 and such default shall continue for ten (10) days after the earlier of (i) the date on which such default first became known to a responsible officer of the Company or (ii) written notice thereof to the Company by the Agent;

(d)               Default in the observance or performance of any other covenant, condition, agreement or provision hereof or any of the other Loan Documents and such default shall continue for thirty (30) days after the earlier of (i) the date on which such default first became known to a responsible officer of the Company or (ii) written notice thereof to the Company by the Agent;

(e)               Default shall occur under any evidence of Indebtedness in a principal amount exceeding $10,000,000 issued, assumed or guaranteed by the Company or any Subsidiary, or under any mortgage, agreement or other similar instrument under which the same may be issued or secured and such default shall continue for a period of time sufficient to permit the acceleration of maturity of any Indebtedness evidenced thereby or outstanding or secured thereunder;

(f)               Any representation or warranty made by the Company herein or in any Loan Document or in any statement or certificate furnished by it pursuant hereto or thereto, proves untrue in any material respect as of the date made or deemed made pursuant to the terms hereof;

(g)               Any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $10,000,000 which is not covered by insurance issued by an insurer that has acknowledged its liability thereon shall be entered or filed against the Company, or any Subsidiary or against any of their respective Property or assets and remain unpaid, unbonded, unstayed and undischarged for a period of sixty (60) days from the date of its entry;

(h)               (i) Any reportable event (as defined in Section 4043 of ERISA and for which the notice requirement has not been waived pursuant to any applicable regulations promulgated thereunder) which results in the PBGC instituting proceedings to terminate any Plan of the Company or (ii) the appointment by the appropriate United States District Court of a trustee to administer or liquidate any such Plan shall have been made pursuant to Title IV of ERISA and continues for thirty (30) days after written notice to such effect shall have been given to the Company by the Agent or (iii) any such Plan shall be terminated other than in a “standard termination” meeting the requirements of Section 4041(b) of ERISA;

(i)               The Company shall (i) have entered involuntarily against it an order for relief under the Bankruptcy Code of 1978, as amended, (ii) admit in writing its inability to pay or not pay, its debts generally as they become due (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, conservator, liquidator or similar official for it or any substantial part of its Property or, (v) file a petition seeking relief or institute any proceeding seeking to have entered against it an order for relief under the Bankruptcy Code of 1978, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, marshalling of assets, adjustment or composition of its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors;

(j)               (i)  A custodian, receiver, trustee, conservator, liquidator or similar official shall be appointed for the Company or any substantial part of its Property, (ii) a final order of condemnation shall be entered in a court of appropriate jurisdiction against any substantial amount of the Company’s Property, the loss of the use of which would have a Materially Adverse Effect, or (iii) a proceeding described in Section 8.1(i)(iv) shall be instituted against the Company and such appointment continues undischarged or any such proceeding continues undismissed or unstayed for a period of sixty (60) days;

(k)               A Change of Control shall occur; or

(l)               The revocation or other loss after all available appeals have been taken or administrative proceedings have been completed of any permit or other governmental authority the revocation or loss of which would have a Materially Adverse Effect.

8.2.           Remedies for Non-Bankruptcy Defaults.  When any Event of Default, other than an Event of Default described in subsections (i) and (j) of Section 8.1 hereof, has occurred and is continuing, the Agent, if directed by the Required Banks, shall give notice to the Company and take any or all of the following actions:  (a) terminate the remaining Commitments hereunder on the date (which may be the date thereof) stated in such notice and as of such date notify the Company and the Beneficiary of the Letter of Credit that the Expiration Date of the Letter of Credit will not be extended, (b) declare the principal of and the accrued interest on the Notes to be forthwith due and payable and thereupon the Notes including both principal and interest, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind, and (c) take any action or exercise any remedy under any of the Loan Documents or exercise any other action, right, power or remedy permitted by law.  Any Bank may, without prior notice to the Company, exercise the right of set off with regard to any deposit accounts or other accounts or investments maintained by the Company with such Bank upon the occurrence and continuation of an Event of Default if notice of such Event of Default has been given by the Agent to the Company upon the direction of the Required Banks.

8.3.           Remedies for Bankruptcy Defaults.  When any Event of Default described in subsections (h) or (i) of Section 8.1 hereof has occurred and is continuing, then the Notes shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Banks to extend further credit or extend the Expiration Date of the Letter of Credit  pursuant to any of the terms hereof or the Letter of Credit shall immediately terminate.

SECTION 9.	Change in Circumstances Regarding LIBOR Portions.

9.1.           Change of Law.  Notwithstanding any other provisions of this Agreement or any Note to the contrary, if with respect to LIBOR Portions, any Bank shall determine in good faith that any change in applicable law or regulation or in the interpretation thereof at any time after the Closing Date makes it unlawful for such Bank to create or continue to maintain any LIBOR Portion or to give effect to its obligations to create, continue or convert LIBOR Portions as contemplated hereby, such Bank shall promptly give notice thereof to the Company and to the Agent to such effect, and such Bank’s obligation to create, continue or convert any such affected LIBOR Portions under this Agreement shall terminate until it is no longer unlawful for such Bank to create or maintain such affected Portion.  The Company shall prepay the outstanding principal amount of any such affected LIBOR Portion made to it, together with all interest accrued thereon and all other amounts due and payable to such Bank under Section 9.4 of this Agreement, on the earlier of the last day of the Interest Period applicable thereto and the first day on which it is illegal for such Bank to have such LIBOR Portion outstanding; provided, however, the Company may convert the affected LIBOR Portions into an ABR Portion, subject to all of the terms and conditions of this Agreement.

9.2.           Unavailability of Deposits or Inability to Ascertain the Adjusted LIBOR Rate.  Notwithstanding any other provision of this Agreement or any Note to the contrary, if prior to the commencement of any Interest Period any Bank shall determine (a) that deposits in the amount of any LIBOR Portion scheduled to be outstanding are not available to them in the relevant market or (b) by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate, then such Banks shall give telephonic or telex notice thereof to the Company, the Agent and the other Banks (such notice to be confirmed in writing), and the obligation of the Banks to create, continue or convert any such LIBOR Portion in such amount and for such Interest Period shall terminate until deposits in such amount and for the Interest Period selected by the Company shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining the Adjusted LIBOR Rate.  Upon the giving of such notice, the Company shall elect to either (i) pay or prepay, as the case may be, such affected Portion or (ii) convert the affected LIBOR Portion into an ABR Portion, subject to all terms and conditions of this Agreement.

9.3.           Taxes and Increased Costs.  (a)  With respect to the LIBOR Portions, if any Bank shall determine in good faith that any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over such Bank or the LIBOR Portions contemplated by this Agreement (whether or not having the force of law) (“Change in Law”) shall:

(i)           impose, modify or deem applicable any reserve, special deposit or similar requirements against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, such Bank (other than reserves included in the determination of the Adjusted LIBOR Rate);

(ii)           subject such Bank, any LIBOR Portion or any Note to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any LIBOR Portion or any Note except such taxes (x) as may be measured by the overall net income of such Bank and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which such Bank’s principal executive office is located, and (y) any U.S. Taxes (as defined in Section 11.18(c) hereof) that are deductible or otherwise directly payable by the Company, which shall be governed exclusively by Section 11.18 hereof;

(iii)           change the basis of taxation of payments of principal and interest due from the Company to such Bank hereunder or under any Note (other than by a change in taxation of the overall net income of such Bank); or

(iv)           impose on such Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, any LIBOR Portion or any Note;

(v)           and such Bank shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Bank of making or maintaining any LIBOR Portion hereunder or to reduce the amount of principal or interest received by such Bank, in either case by an amount determined by such Bank to be material, then the Company shall pay to such Bank from time to time as specified by such Bank such additional amounts as such Bank shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount.  If any Bank makes such a claim for compensation, it shall provide to the Company a certificate setting forth such increased cost or reduced amount as a result of any event mentioned herein specifying such Change in Law, and such certificate shall be conclusive and binding on the Company as to the amount thereof, absent manifest error.

(b)               In the event any Bank requires payment under Section 4.8 or 11.18 hereof, delivers a certificate pursuant to subsection (a) above or gives notice under Section 9.1 that it will not fund or maintain LIBOR Portions, the Company may require, at its expense, such Bank to assign (in accordance with Section 11.17 hereof) all its interests, rights and obligations hereunder (including all of its Commitment and the Loans at the time owing to it, and the Notes held by it), to one or more financial institutions specified by the Company (each a “Substitute Bank”), provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental agency or instrumentality, (ii) the Agent shall assist the Company in finding a Substitute Bank that is reasonably acceptable to the Company and the Agent and (iii) the Company shall have paid to the assigning Bank all monies then due to it under the Loan Documents (including pursuant to this Section 9.3 and Sections 4.8 and 11.18) with the Substitute Bank purchasing all accrued but not yet due indebtedness, obligations and liabilities of the Company owed such assigning Bank.

9.4.           Funding Indemnity.  (a) In the event any Bank shall incur any loss, cost, expense or premium (including, without limitation, any loss, cost, expense or premium incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain any LIBOR Portion or the relending or reinvesting of such deposits or amounts paid or prepaid to such Bank) as a result of:

(i)           any conversion, payment or prepayment of a LIBOR Portion on a date other than the last day of the then-applicable Interest Period; or

(ii)           any failure by the Company to borrow, continue or convert any LIBOR Portion on the date specified in the notice given pursuant to Sections 3.3 or 3.6 hereof, then, upon the demand of such Bank, the Company shall pay to such Bank such amount as will reimburse such Bank for such loss, cost or expense.

(b)               If any Bank makes a claim for compensation under this Section 9.4, it shall provide to the Company a certificate setting forth the amount of such loss, cost or expense in a reasonable detail and such certificate shall be conclusive and binding on the Company as to the amount thereof, absent manifest error.

9.5.           Discretion of Bank as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood however, that for the purposes of this Agreement, all determinations hereunder shall be made as if the Banks had actually funded and maintained each LIBOR Portion during each Interest Period for such LIBOR Portion through the purchase of deposits in the relevant interbank market having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Adjusted LIBOR Rate, for such Interest Period.

SECTION 10.	The Administrative Agent.

10.1.           Appointment and Powers.  UMB is hereby appointed by the Banks as Administrative Agent (the “Agent”) under the Loan Documents, and each of the Banks irrevocably authorizes the Agent to act as the agent of such Bank.  The Agent agrees to so act as such upon the express conditions contained in this Agreement.

10.2.           Powers.  The Agent shall have and may exercise such powers hereunder as are specifically delegated to the Agent by the terms of the Loan Documents, together with such powers as are incidental thereto.  The Agent shall have no implied duties to the Banks nor any obligation to the Banks to take any action under the Loan Documents except any action specifically provided by the Loan Documents to be taken by the Agent, and in no event shall the Agent have any fiduciary responsibilities to any Bank.

10.3.           General Immunity.  Neither the Agent nor any of its directors, officers, agents, representatives, consultants, advisors, counsel or employees shall be liable to the Banks or any Bank for any action taken or omitted to be taken by it or them under the Loan Documents or in connection therewith except for its or their own gross negligence or willful misconduct.

10.4.           No Responsibility for Loans, Recitals, etc.  The Agent shall not (a) be responsible to the Banks for any recitals, reports, statements, warranties or representations made by the Company contained in the Loan Documents or furnished pursuant thereto, (b) be responsible for any Loans of the other Banks hereunder, or (c) be bound to ascertain or inquire as to the performance or observance of any of the terms of the Loan Documents.  In addition, neither the Agent nor its counsel shall be responsible to the Banks for the enforceability or validity of any of the Loan Documents.

10.5.           Right to Indemnity.  The Banks hereby indemnify the Agent for any actions taken in accordance with this Section 10, and the Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks pro rata in accordance with their respective Exposures against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action, other than any liability which may arise out of the Agent’s gross negligence or willful misconduct.

10.6.           Action Upon Instructions of Required Banks.  The Agent agrees, upon the written request of the Required Banks, to take any action of the type specified in the Loan Documents as being within the Agent’s rights, duties, powers or discretion.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with written instructions signed by the Required Banks (or all of the Banks, if the Loan Documents specifically require the consent of all of the Banks), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and on all holders of the Notes.  In the absence of a request by the Required Banks, the Agent shall have authority, in its sole discretion, to take or not to take any action, unless the Loan Documents specifically require the consent of the Required Banks or all of the Banks.

10.7.           Employment of Agents and Counsel.  The Agent may execute any of its duties as Agent hereunder by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, except as to money or securities actually received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it in good faith and with reasonable care.  The Agent shall be entitled to act upon the advice and opinion of legal counsel concerning all matters pertaining to the duties of the agencies hereby created.

10.8.           Reliance on Documents; Counsel.  The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of legal counsel selected by the Agent.

10.9.           May Treat Payee as Owner.  The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed pursuant to Section 11.20 hereof with the Agent.  Any request, authority or consent of any person, firm or corporation who at the time of making such request or giving such authority or consent is the holder of any such Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note issued in exchange therefor.

10.10.           Agent’s Reimbursement.  Each Bank agrees to reimburse the Agent pro rata in accordance with its Exposure for any reasonable out-of-pocket expenses (including fees and charges for record inspections) not reimbursed by the Company (a) for which the Agent is entitled to reimbursement by the Company under the Loan Documents and (b) for any other reasonable expenses incurred by the Agent on behalf of the Banks, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, provided, however, that no Bank shall be liable for any of the foregoing to the extent any of the foregoing arise from the gross negligence or willful misconduct of the Agent.

10.11.           Rights as a Bank.  With respect to its Commitment, Loans made by it, the Letter of Credit and the Notes issued to it, the Agent shall have the same rights and powers hereunder as any Bank and may exercise the same as though it were not the Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include the Agent in its individual capacity.  Any of the Banks, including the Agent as if it were not the Agent for the Banks, may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Company.

10.12.           Bank Credit Decision.  Each Bank acknowledges that it has, independently and without reliance upon the Agent, the Syndication Agent, the Documentation Agent or any other Bank and based on the financial statements referred to in Section 6.3 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the Loan Documents.  Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents.  The Agent, the Syndication Agent and the Documentation Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such except as otherwise expressly stated herein.  Without limiting the foregoing, the Agent, the Syndication Agent and the Documentation Agent shall not have or be deemed to have any fiduciary duty to or fiduciary relationship with any Bank.  In addition to the agreement set forth in this Section 10.12, each of the Banks agrees that it has not relied on, and will not rely on, the Agent the Syndication Agent or the Documentation Agent or any other Bank, in deciding to take or not to take any action hereunder.

10.13.           Resignation of Agent.  Subject to the appointment of a successor Agent, the Agent may resign as Agent for the Banks under this Agreement and the other Loan Documents at any time upon thirty (30) days’ notice in writing to the Banks.  Such resignation shall take effect upon appointment of such successor.  The Required Banks, with the consent of the Company (unless an Event of Default shall have occurred and be continuing, in which event the Company’s consent shall not be required) shall have the right to appoint a successor Agent who shall be entitled to all of the rights of, and vested with the same powers as, the original Agent under the Loan Documents.  In the event a successor Agent shall not have been appointed within the sixty (60) day period following the given of notice by the Agent, the Agent may appoint its own successor.  Resignation by the Agent shall not affect or impair the rights of the Agent under Sections 10.5 and 10.10 hereof with respect to all matters preceding such resignation.  Any successor Agent must be a national banking association or a bank chartered in any State of the United States, in each case having capital and surplus of not less than $500,000,000, or one of the Banks.

10.14.           Duration of Agency.  The agency established by Section 10.1 hereof shall continue, and Sections 10.1 through and including this Section 10.14 shall remain in full force and effect, until the Notes and all other amounts due hereunder and thereunder shall have been paid in full and the Banks’ commitments to extend credit to or for the benefit of the Company shall have terminated or expired.

SECTION 11.	Miscellaneous.

11.1.           Amendments and Waivers.  Any term, covenant, agreement or condition of this Agreement and the other Loan Documents may be amended only by a written amendment executed by the Company, the Required Banks and, if the rights or duties of the Agent are affected thereby, the Agent, or compliance therewith only may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the Required Banks and, if the rights or duties of the Agent are affected thereby, the Agent, provided, however, that

(a)               without the consent in writing of the holders of all outstanding Notes, or all Banks if no Notes are outstanding, no such amendment or waiver shall (i) change the amount or postpone the date of payment of any scheduled payment or required prepayment of principal of the Notes at a time that the Company would not be able to obtain a Loan or reduce the rate or extend the time of payment of interest on the Notes, or reduce the amount of principal thereof, or modify any of the provisions of the Notes with respect to the payment or prepayment thereof, (ii) amend the definition of Required Banks, (iii) alter, modify or amend the provisions of this Section 11.1, (iv) change the amount or term of any of the

Banks’ Commitments or the fees required under Section 4 hereof or increase the aggregate amount of all of the Banks’ Commitments, (v) alter, modify or amend any Bank’s right hereunder to consent to any action, make any request or give any notice, or (vi) alter, modify or amend the provisions of Section 5 of this Agreement; and

(b)               without the consent of the Agent, no such amendment or waiver shall affect the rights of the Agent under Section 10 hereof;

(c)               except to the extent provided in Sections 11.16 and 11.17, no such amendment or waiver shall amend Section 2.2 hereof without the consent of UMB; and

(d)               except with the consent of all Banks which have a Letter of Credit Commitment the expiration date of the Letter of Credit shall not be extended beyond July 15, 2010.

Any such amendment or waiver shall apply equally to all Banks and the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver.  No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived.

11.2.           Waiver of Rights.  No delay or failure on the part of the Agent or any Bank or on the part of the holder or holders of any Note in the exercise of any power or right shall operate as a waiver thereof, nor as an acquiescence in any Event of Default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies hereunder of the Agent, the Banks and of the holder or holders of any Notes are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

11.3.           Several Obligations.  The commitments of each of the Banks hereunder shall be the several obligations of each Bank and the failure on the part of any one or more of the Banks to perform hereunder shall not affect the obligation of the other Banks hereunder, provided that nothing herein contained shall relieve any Bank from any liability for its failure to so perform.  In the event that any one or more of the Banks shall fail to perform its commitment hereunder, all payments thereafter received by the Agent on the principal of Loans hereunder, shall be distributed by the Agent to the Banks making such additional Loans ratably as among them in accordance with the principal amount of additional Loans made by them until such additional Loans shall have been fully paid and satisfied.  All payments on account of interest shall be applied as among all the Banks ratably in accordance with the amount of interest owing to each of the Banks as of the date of the receipt of such interest payment.

11.4.           Non-Business Day.  If any payment of principal or interest on any Loan shall fall due on a day which is not a Business Day, interest at the rate such Loan bears for the period prior to maturity shall continue to accrue on such principal from the stated due date thereof to and including the next succeeding Business Day on which the same is payable.

11.5.           Documentary Taxes.  The Company agrees to pay any documentary or similar taxes, if any, with respect to the Loan Documents, including interest and penalties, in the event any such taxes are assessed irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

11.6.           Representations.  All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and of the Notes, and shall continue in full force and effect with respect to the date as of which they were made and as reaffirmed by Quarterly Compliance Certificates as long as any credit is in use or available hereunder.

11.7.           Notices.  Unless otherwise expressly provided herein, all communications provided for herein shall be in writing or by telecopy and shall be deemed to have been given or made when served personally, when confirmation of receipt is received in the case of notice by telecopy, when actually delivered by a reputable courier service or five (5) Business Days after the date when deposited in the United States mail (registered, if to the Company) addressed, if to the Company to 602 S. Joplin Avenue; Joplin, Missouri  64801; Attention:  Gregory A. Knapp (Telephone number (417) 625-6595, Telecopy number (417) 625-5153); if to the Agent or UMB at 1010 Grand Boulevard; Kansas City, Missouri  64106; Attention:  Charles J. Wolf (Telephone number (816) 860-7130, Telecopy number (816) 860-7143); and, if to any of the Banks, at the address for each Bank set forth under its signature hereon; or at such other address as shall be designated by any party hereto in a written notice to each other party pursuant to this Section 11.7.

11.8.           Costs and Expenses; Indemnity.    The Company agrees to pay on demand (i) all reasonable costs and expenses of the Agent incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, the Notes, the Letter of Credit and any other instruments and documents to be delivered hereunder or in connection with the transactions contemplated hereby, including the reasonable fees and expenses of Spencer Fane Britt & Browne LLP, counsel to the Agent; (ii) all reasonable costs and expenses of the Agent (including reasonable attorneys’ fees) incurred in connection with any consents or waivers hereunder or amendments hereto; and (iii) all reasonable costs and expenses (including reasonable attorneys’ fees), if any, incurred by the Agent, the Banks or any other holders of a Note in connection with the enforcement of this Agreement or the Notes and any other instruments and documents to be delivered hereunder.  The Company agrees to indemnify and save harmless the Banks and the Agent from any and all liabilities, losses, costs and expenses incurred by the Banks or the Agent in connection with any action, suit or proceeding brought against the Agent, the L/C Issuer or any Bank by any Person which arises out of the transactions contemplated or provided for hereby, by the Letter of Credit or by the Notes, or out of any action or inaction by the Agent, L/C Issuer or any Bank hereunder or thereunder, except for such thereof as is caused by the gross negligence or willful misconduct of the party indemnified.

(a)               The provisions of this Section 11.8 and the protective provisions of Section 9.4 hereof shall survive payment of the Notes and the termination of the Banks’ Commitments hereunder.

11.9.           Counterparts.  This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.  This Agreement shall become effective as and when the Agent, all of the Banks and the Company have executed this Agreement or a counterpart thereof and delivered, except in the case of the Agent, the same to the Agent.

11.10.           Successors and Assigns; Governing Law; Entire Agreement.  This Agreement shall be binding upon each of the Company, the Agent and the Banks and their respective successors and assigns, and shall inure to the benefit of the Company, the Agent and each of the Banks and the benefit of their respective successors and assigns, including any subsequent holder of any Note (in the case of the Banks and their respective successors and assigns, to the extent provided in Sections 11.16 and 11.17 hereof).  This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of Missouri, except conflict of laws principles.  This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect to the subject matter hereof are superseded hereby.  The Company may not assign any of its rights or obligations hereunder without the written consent of the Banks.

11.11.           No Joint Venture.  Nothing contained in this Agreement shall be deemed to create a partnership or joint venture among the parties hereto.

11.12.           Severability.  In the event that any term or provision hereof is determined to be unenforceable or illegal, it shall be deemed severed herefrom to the extent of the illegality and/or unenforceability and all other provisions hereof shall remain in full force and effect.

11.13.           Table of Contents and Headings.  The table of contents and section headings in this Agreement are for reference only and shall not affect the construction of any provision hereof.

11.14.           Sharing of Payments.  Each Bank agrees with each other Bank that if such Bank shall receive and retain any payments, whether by set-off or application of deposit balances or otherwise (“Set-Off”), on any Loan or other amount outstanding under this Agreement or the other Loan Documents in excess of its ratable share of payments on all Loans and other amounts then outstanding to the Banks, then such Bank shall purchase for cash at face value, but without recourse (except for defects in title), ratably from each of the other Banks such amount of the Loans held by each such other Bank (or interest therein) as shall be necessary to cause such Bank to share such excess payment ratably with all the other Banks; provided, however, that if any such purchase is made by any Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.  Each Bank’s ratable share of any such Set-Off shall be determined by the proportion that the aggregate principal amount of Loans and other amounts then due and payable to such Bank bears to the total aggregate principal amount of Loans and other amounts then due and payable to all the Banks.  This Section 11.14 is subject to the rights of the Agent set forth in Section 2.3 hereof.

11.15.           Jurisdiction; Venue; Waiver of Jury Trial.  The Company hereby submits to the nonexclusive jurisdiction of the United States District Court for the Western District of Missouri and of any Missouri court sitting in Kansas City, Missouri, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  The Company, the Agent and each Bank hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relative to any Loan Document or the transactions contemplated thereby.

11.16.           Participants.  Each Bank shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Commitments held by such Bank at any time and from time to time to other financial institutions; provided that (a) no such participation shall relieve any Bank of any of its obligations under this Agreement (b) no such participant shall have any direct rights under this Agreement except as provided in this Section 11.16, and the Agent shall not have any obligation or responsibility to such participant.  Any agreement pursuant to which such participation is granted, except with respect to a participation in which a participant is an Affiliate of a Bank, shall provide that the granting Bank shall retain the sole right and responsibility to enforce the obligations of the Company under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Bank will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any obligation in which such participant has an interest.  Any party to which such a participation has been granted shall have the benefits of Section 9.3 and Section 9.4 hereof, up to an amount not exceeding the amount that would otherwise have been payable to the Bank who sold the participation interest to such party.  Subject to the provisions of Section 11.19 hereof, the Company authorizes each Bank to disclose to any participant or prospective participant under this Section 11.16 any financial or other information pertaining to the Company.  Notwithstanding the foregoing, in no event may a participation be granted to any entity which is not a financial institution without the express prior written consent of the Company.

11.17.           Assignment Agreements.

(a)               Assignments.  Each Bank may, at its own expense, from time to time, assign to other financial institutions all or part of its rights and obligations under this Agreement (including without limitation the Indebtedness evidenced by the Notes then owned by such assigning Bank, together with an equivalent proportion of its obligation to make loans and advances) pursuant to written agreements executed by such assigning Bank, such assignee lender or lenders, the Company and the Agent, which agreements shall specify in each instance the portion of the Indebtedness evidenced by the Notes which is to be assigned to each such assignee lender and the portion of the Commitments of the assigning Bank to be assumed by it (the “Assignment Agreements”); provided, however, that unless the Agent, the  Company, the assignor Bank and the assignee lender, in writing, agree to the contrary, (i) except in connection with any assignment by a Bank to any of its Affiliates, the aggregate amount of the Exposure of the assigning Bank being assigned to such assignee lender pursuant to each such assignment (determined as of the effective date of the relevant Assignment Agreement) shall in no event be less than the lesser of $5,000,000 or the assignor Bank’s unused Revolving Credit Commitment; (ii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register pursuant to Section 11.20 hereof, an Assignment Agreement, together with any Notes subject to such assignment, (iii) the Agent and (except for an assignment made during the continuance of any Event of Default) the Company must consent to each such Assignment Agreement, which consents shall not be unreasonably withheld, to each such assignment to (provided no such consent is required for any assignment to any Affiliate of the assigning Bank), and (iv) except in connection with any assignment by a Bank to any of its Affiliates, the assignee lender must pay to the Agent a processing and recordation fee of $4,000 and any out-of-pocket attorneys’ fees incurred by the Agent in connection with such Assignment Agreement.  Upon the execution of each Assignment Agreement by the assigning Bank thereunder, the assignee lender thereunder, the Company and the Agent, satisfaction of all of the conditions set forth above and payment to such assigning Bank by such assignee lender of the purchase price for the portion of the Exposure being acquired by it, (i) such assignee lender shall thereupon become a “Bank” for all purposes of this Agreement with an Exposure in the amounts set forth in such Assignment Agreement and with all the rights, powers and obligations afforded a Bank hereunder, (ii) such assigning Bank shall have no further liability for funding the portion of any of its Commitments assumed by such other Bank, and (iii) the address for notices to such assignee Bank shall be as specified in the Assignment Agreement executed by it.  Concurrently with the execution and delivery of such Assignment Agreement executed by it, the Company shall execute and deliver new Notes to the assignee Bank in the amount of its applicable Commitment or Loan and new Notes to the assigning Bank in the amounts of its applicable Commitment or Loan after giving effect to the reduction occasioned by such assignment, such new Notes to constitute “Notes” for all purposes of this Agreement.  Notwithstanding the foregoing, in no event may any assignment be made pursuant to this Section 11.17(a) to any entity which is not a financial institution without the express prior written consent of the Company.

(b)               Pledges.  Any Bank may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any such pledge or grant to a Federal Reserve Bank, and Section 11.17(a) shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or secured party for such Bank as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

11.18.           Withholding Taxes.

(a)               U.S. Withholding Tax Exemptions.  Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)) shall submit to the Company and the Agent on or before the date the initial Borrowing is made hereunder or, if later, the date such Bank becomes a Bank hereunder, two (2) properly completed and duly executed copies of (i) either Internal Revenue Service Form W-8 ECI (certifying the Bank’s status as a beneficial owner and entitlement to complete exemption from withholding on all amounts to be received by such Bank, including fees, pursuant to this Agreement and the Loans as effectively connected with the conduct of a U.S. trade or business) or W-8 BEN (certifying the Bank’s status as beneficial owner and entitlement to a complete exemption from withholding on all amounts to be received by such Bank, including fees, pursuant to this Agreement and the Loans, or any successor form as shall be adopted from time to time by the Internal Revenue Service;  or (ii) solely if such Bank is claiming exemption from United States withholding tax under Section 871(h) or 881(c)(3)(A) of the Code with respect to payments of “portfolio interest”, Internal Revenue Service Form W-8 BEN, and a certificate representing that such Bank is not a bank for purposes of Section 881(c) of the Code, is not a ten percent (10%) shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Code) (or in the case of any such form, such successor form as shall be adopted from time to time by the Internal Revenue Service.  Thereafter and from time to time, each such Bank shall submit to the Company and the Agent such additional properly completed and duly executed copies of one of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) notified by the Company or Agent to such Bank and (ii) required under then-current United States law or regulations to establish an available exemption from United States withholding taxes on payments in respect of all amounts to be received by such Bank, including fees, pursuant to this Agreement or the Loans.  Upon the request of the Company or Agent, each Bank that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Company two accurate and complete signed copies of Internal Revenue Service Form W-9 or any successor thereto, as appropriate.

(b)               Inability of Bank to Submit Forms.  If any Bank determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Company any form or certificate that such Bank is obligated to submit pursuant to subsection (a) of this Section 11.18, or that such Bank is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Bank shall promptly notify the Company and Agent of such fact and the Bank shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(c)               Payment of Additional Amounts.  If, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof after the date of this Agreement or, if later, the date a bank becomes a Bank hereunder, the Company is required by law or regulation to make any deduction, withholding or backup withholding of any taxes, levies, imposts, duties, fees, liabilities or similar charges of the United States of America, any possession or territory of the United States of America (including the

Commonwealth of Puerto Rico) or any area subject to the jurisdiction of the United States of America (“U.S. Taxes”) from any payments to a Bank in respect of Loans then or thereafter outstanding, or other amounts owing hereunder, the amount payable by the Company will be increased to the amount which, after deduction from such increased amount of all U.S. Taxes required to be withheld or deducted therefrom, will yield the amount required under this Agreement to be payable with respect thereto; provided that the Company shall not be required to pay any additional amount pursuant to this subsection (c) to any Bank that (i) is not, on the date this Agreement is executed by such Bank or, if later, the date such Bank became a Bank hereunder, either (x) entitled to submit Form W-8 BEN relating to such Bank and entitling it to a complete exemption from withholding on all amounts to be received by such Bank, including fees, pursuant to this Agreement and the Loans, Form W-8 BEN relating to all amounts to be received by such Bank, including fees, pursuant to this Agreement and the Loans or Form W-8 BEN relating to such Bank and entitling it to a complete exemption from withholding on all amounts to be received by such Bank, including fees, pursuant to this Agreement and the Loans (or, in any such case, such successor forms as shall be adopted from time to time by the Internal Revenue Service), or (y) a U.S. person (as such term is defined in Section 7701(a)(30) of the Code), or (ii) has failed to submit any form or certificate that it was required to file pursuant to subsection (a) of this Section 11.18 and entitled to file under applicable law, or (iii) is no longer entitled to submit Form W-8 BEN or Form W-8 ECI as a result of any change in circumstances other than a change in applicable law, regulation or treaty or in any official application or the account of any Bank pursuant to this subsection (c), then such Bank will agree to use reasonable efforts to change the jurisdiction of its applicable lending office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank. Within thirty (30) days after the Company’s payment of any such U.S. Taxes, the Company shall deliver to the Agent, for the account of the relevant Bank(s), originals or certified copies of official tax receipts evidencing such payment thereof or other evidence of payment reasonably satisfactory to the Agent.  The obligations of the Company under this subsection (c) shall survive the payment in full of the Loans and the termination of the Commitments.  If any Bank or the Agent determines it has received or been granted a refund, credit against, relief or remission for, or repayment of, any taxes paid or payable by it because of any U.S. Taxes paid by the Company and evidenced by such a tax receipt, such Bank or Agent shall, to the extent it can do so without prejudice to the retention of the amount of such refund, credit, relief, remission or repayment, pay to the Company such amount as such Bank or Agent determines is attributable to such deduction or withholding and which will leave such Bank or Agent (after such payment) in no better or worse position than it would have been in if the Company had not been required to make such deduction or withholding.  Nothing in this Agreement shall interfere with the right of each Bank and the Agent to arrange its tax affairs in whatever manner it deems fit nor oblige any Bank or the Agent to disclose any information relating to its tax affairs or any computations in connection with such taxes.

11.19.           Confidentiality.  The Agent and each Bank will keep confidential any non-public information concerning the Company and its Subsidiaries furnished by the Company (which is designated by the Company as confidential at the time such information is furnished to the Agent or such Bank) or obtained by the Agent or such Bank through its inspections pursuant to Section 7.5 hereof and known by such Bank to be confidential, except that the Agent or any Bank may disclose such information (a) to regulatory authorities having jurisdiction, (b) pursuant to subpoena or other legal process, (c) to the Agent’s and such Bank’s counsel and auditors in connection with matters concerning this Agreement, (d) to the Agent and such Bank’s consultants in connection with negotiations concerning this Agreement or the other Loan Documents and (e) to prospective participants and assignees and participants in the credit extended hereunder, provided that any Persons described in clauses (d) and (e) shall be bound to comply with the terms of this Section 11.19.  In the situations described above (except where the Company is a party or where disclosure is made during the course of a regulatory examination of a Bank), the Agent or the relevant Bank shall notify the Company as promptly as practicable of the receipt of a request for such disclosure and furnish it with a copy of such subpoena or other legal process (to the extent the Agent or such Bank is legally permitted to do so).  The provisions of this Section shall survive the payment of the Notes and the termination of this Agreement.

11.20.           Register.  The Agent, on behalf of the Company, shall maintain at its address referred to in Section 11.7 a copy of each assignment and acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and each Commitment of, and principal amount of the Loans owing to, each Bank from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice.  Upon its receipt of an assignment and acceptance executed by an assigning Bank, an assignee and the Company, if required, the Agent shall, if such assignment and acceptance has been completed and is acceptable to the Agent in form and substance, (a) accept such assignment and acceptance, (b) record the information contained therein in the Register and (c) give prompt notice thereof to the Company.

11.21.           SPCs.  Notwithstanding anything to the contrary contain herein, any Bank except the Agent, (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPC”) the option to fund all or any part of any Loan that such Granting Bank would otherwise be obligated to fund pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Bank shall be obligated to fund such Loan pursuant to the terms hereof, (iii) no SPC shall have any voting rights pursuant to Section 11.1 (all such voting rights shall be retained by the Granting Bank) and (iv) with respect to notices, payments and other matters hereunder, the Company, the Agent and the Banks shall not be obligated to deal with an SPC, but may limit their communications and other dealings relevant to such SPC to the applicable Granting Bank.  The funding of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent that, and as if, such Loan were funded by such Granting Bank.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Bank provides such indemnity or makes such payment.  In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  Notwithstanding anything to the contrary contained in this Agreement, any SPC may disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPC.  The grant of an option pursuant to this Section shall not be deemed either an assignment or a participation pursuant to Section 11.16 or 11.17, respectively, and shall not reduce the Commitment of the Granting Bank.  This Section 11.21 may not be amended without the prior written consent of each Granting Bank, all or any part of whose Loan is being funded by an SPC at the time of such amendment.

11.22.           Facsimile Signatures.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

11.23.           Defaulting Bank.  Notwithstanding anything stated to the contrary in this Agreement:

(a)           The Company shall have the right to terminate the Commitment of any Defaulting Bank by written notice to the Agent and the Defaulting Bank at any time within ten (10) Business Days of the date the Company is informed by the Agent that such Bank has become a Defaulting Bank.  If the Company terminates the Commitment of a Defaulting Bank, repayment of any Loans due the Defaulting Bank shall be made by the Company in the ordinary course of business pursuant hereto and be subject to Section 2.3 hereof; and

(b)               The fees otherwise payable to a Bank pursuant to Section 4.1, 4.2 and 4.3 hereof shall not be payable by Company to the Agent for the benefit of a Defaulting Bank for any period a Bank is a Defaulting Bank; and

(c)               If a Defaulting Bank makes any payment required pursuant to subsections (a) or (b) of the definition of Defaulting Bank together with interest thereon, within three (3) Business Days following the date it became a Defaulting Bank, the provisions of this Section 11.23 shall be inapplicable.

11.24.           THIS SECTION IS MADE PART OF THIS AGREEMENT IN COMPLIANCE WITH MO. REV. STAT. SECTION 432.047.  Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable, regardless of the legal theory upon which it is based that is in any way related to the Agreement.  To protect the Company and Banks from misunderstanding or disappointment, any agreements the Company and the Banks reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGES TO FOLLOW]

Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall be a contract between us for the purposes hereinabove set forth.

Dated as of January 26, 2010.

THE EMPIRE DISTRICT ELECTRIC COMPANY By: /s/ Gregory Knapp Its: Vice President - Finance and CFO

Accepted and Agreed to as of the day and year last above written.

UMB BANK, N.A., individually and as
Administrative Agent
By:    /s/ Charles J. Wolf
        Charles J. Wolf
Its:   Senior Vice President
Address:    1010 Grand Boulevard
                     Kansas City, MO   64106
Attention:  Charles J. Wolf
Telephone No.:             816-860-7130
Telecopy No.:                816-860-7143
charles.wolf@umb.com

BANK OF AMERICA, N.A.,
individually and as Syndication Agent
By:  /s/ Eric A. Escagne
       Eric A. Escagne
Its:  Senior Vice President
Address:  MO1-800-13-05
                   800 Market Street, 13th Floor
                   St. Louis, MO 63101
Attention:  Eric A. Escagne
Telephone No.:               314-466-2126
Telecopy No.:                  314-466-6499
eric.escagne@baml.com

WELLS FARGO BANK, N.A., individually and as Documentation Agent
By:   /s/ Tammy R. Henke
       Tammy R. Henke
Its:   Vice President
Address:  7500 College Boulevard, Suite 350
                  Overland Park, KS  66210
Attention:  Tammy R. Henke
Telephone No.:             913-234-2903
Telecopy No.:                913-234-2901
tammy.r.henke@wellsfargo.com

U.S. BANK, NATIONAL ASSOCIATION,
individually

By:   /s/ Paul G. Vastola
       Paul G. Vastola
Its:  Vice President, Portfolio Manager
        Corporate Banking – Utility Division
Address:  461 Fifth Avenue, 8th Floor
                   New York, New York 10017
Attention: Paul Vastola
Telephone No.:                     646-935-4541
Telecopy No.:                        646-935-4550
paul.vastola@usbank.com

ARVEST BANK, individually
By:  /s/ Veronica M. Scheurich
       Veronica M. Scheurich
Its:  Vice President
Address:  3201 McClelland Boulevard
                Joplin, MO  64802
Attention: Veronica M. Scheurich
Telephone No.:            417-627-8183
Telecopy No.:              417-627-8170
vscheurich@arvest.com

REGIONS BANK, individually
By:   s/ Anne D. Silvestri
        Anne D. Silvestri
Its:   Senior Vice President
Address: 8182 Maryland Avenue. Suite 1100
               St. Louis, MO 63105
Attention:  Anne D. Silvestri
Telephone No.:             314-615-2372
Telecopy No.:               314-615-2355
anne.silvestri@regions.com

M & I MARSHALL & ILSLEY BANK,
individually
By:   s/ Mark Schaus
        Mark Schaus
Its:   Vice President
Address:   770 North Water Street
                 Milwaukee, WI 53202
Attention:  Nenita Yumang
Telephone No.:           262-938-8675
Telecopy No.:             262-938-8684
mark.shaus@micorp.com

PNC BANK, NATIONAL ASSOCIATION
(Formerly NATIONAL CITY BANK OF THE MIDWEST), individually
By:   /s/ David Bentzinger
        David Bentzinger
Its:   Senior Vice President
Address:    120 S. Central Avenue
                  St. Louis, MO 63105
Attention:  Eric Hallgren
Telephone No.:              314-898-1308
Telecopy No.:                314-898-1401
david.bentzinger@pnc.com
eric.hallgren@pnc.com

COMERICA BANK, individually
By:  /s/ Mark J. Leveille
       Mark J. Leveille
Its:  Vice President
Address: 500 Woodward Avenue–MC 3269
               Detroit, MI 48226
Attention: Mark J. Leveille
Telephone No.:          313-222-3958
Telecopy No.:            313-222-9516
mjleveille@comerica.com

Exhibit A-1

The Empire District Electric Company

Revolving Credit Note

January 26, 2010

For Value Received, the undersigned, The Empire District Electric Company, a Kansas corporation (the “Company”), hereby promises to pay to the order of _______________ (the “Bank”) on the Revolving Credit Termination Date (as defined in the Credit Agreement hereinafter referred to), at the principal office of UMB Bank, N.A. in Kansas City, Missouri the aggregate unpaid principal amount of all Revolving Credit Loans made by the Bank to the Company under the Credit Agreement hereinafter mentioned and remaining unpaid on the Revolving Credit Termination Date, together with fees and all other amounts due with interest on the principal amount of each Revolving Credit Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates specified in said Credit Agreement.

The Bank shall record on its books or records or on the schedule to this Note which is a part hereof the principal amount of each Revolving Credit Loan made by it to the Company under the Credit Agreement, all payments of principal and interest thereon and the principal balances from time to time outstanding; provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note.  The record thereof, whether shown on such books or records or on the schedule to this Note, shall be prima facie evidence as to all such amounts absent manifest error; provided, however, that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Company to repay all Revolving Credit Loans made under the Credit Agreement, together with accrued interest thereon.

This Note is one of the Revolving Credit Notes referred to in, and issued under, that certain Second Amended and Restated Unsecured Credit Agreement dated as of January 26, 2010, among the Company, UMB Bank, N.A., individually and as Administrative Agent, and the Banks named therein, as amended hereafter from time to time (the “Credit Agreement”) and this Note and the holder hereof are entitled to all of the benefits provided for thereby or referred to therein.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as such terms have in said Credit Agreement.

Prepayments may be made, and are sometimes required to be made, on any Loan evidenced hereby and this Note (and the Revolving Credit Loans evidenced hereby) may be declared due prior to the expressed maturity thereof, all in the events, on the terms and in the manner as provided for in said Credit Agreement.

All agreements between the Company and the Bank, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by reason of demand or acceleration of the maturity of any of the indebtedness hereunder or otherwise, shall the amount contracted for, charged, received, reserved, paid or agreed to be paid to or for the benefit of the Bank for the use, forbearance, or detention of the funds advanced hereunder or otherwise, or for the performance or payment of any covenant or obligation contained in any document executed in connection herewith (all such documents being hereinafter collectively referred to as the “Loan Documents”), exceed the maximum lawful rate or amount of interest permissible under applicable law (the “Highest Lawful Rate”), it being the intent of the Company and the Bank in the execution hereof and of the Loan Documents to contract in strict accordance with applicable usury laws.  If, as a result of any circumstances whatsoever, performance by the Company of any provision hereof or of any of such documents, at the time performance of such provision shall be due, shall involve exceeding the limits of applicable usury laws or result in the Bank having or being deemed to have contracted for, charged, reserved or received interest (or amounts deemed to be interest) in excess of the Highest Lawful Rate to be so contracted for, charged, reserved or received by the Bank, then, the obligation to be performed by the Company shall be reduced to the legal limit of such performance, and if, from any such circumstance, the Bank shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the Highest Lawful Rate, such amount which would be unlawful interest shall be refunded to the Company or, to the extent (i) permitted by applicable law and (ii) such unlawful interest does not exceed the unpaid principal balance of the Note and the amounts owing on other obligations of the Company to the Bank under any Loan Document applied to the reduction of the principal amount owing on account of the Notes or the amounts owing on other obligations of the Company to the Bank under any Loan Document and not to the payment of interest.  All interest paid, or agreed to be paid, to or for the benefit of the Bank shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period of the indebtedness hereunder until payment in full of the principal of the indebtedness hereunder (including the period of any renewal or extension thereof) so that the interest on account of the indebtedness hereunder for such full period shall not exceed the highest amount permitted by applicable law.

The undersigned hereby expressly waives diligence, presentment, demand, protest, notice of protest, notice of intent to accelerate, notice of acceleration, and notice of any other kind.

This Note is governed by and shall be construed in accordance with the internal laws of the State of Missouri.

THE EMPIRE DISTRICT ELECTRIC COMPANY By: ____________________________________

Exhibit A-2

The Empire District Electric Company

Letter of Credit Note

January 26, 2010

For Value Received, the undersigned, The Empire District Electric Company, a Kansas corporation (the “Company”), hereby promises to pay to the order of ________________ (the “Bank”) on July 15, 2010, at the principal office of UMB Bank, N.A. in Kansas City, Missouri the aggregate unpaid principal amount of all Letter of Credit Loans made by the Bank to the Company under the Credit Agreement hereinafter mentioned and remaining unpaid on the Credit Termination Date, together with fees and all other amounts due with interest on the principal amount of each Letter of Credit Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates specified in said Credit Agreement.

The Bank shall record on its books or records or on the schedule to this Note which is a part hereof the principal amount of each Letter of Credit Loan made by it to the Company under the Credit Agreement, all payments of principal and interest thereon and the principal balances from time to time outstanding; provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note.  The record thereof, whether shown on such books or records or on the schedule to this Note, shall be prima facie evidence as to all such amounts absent manifest error; provided, however, that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Company to repay all Letter of Credit Loans made under the Credit Agreement, together with accrued interest thereon.

This Note is one of the Letter of Credit Notes referred to in, and issued under, that certain Second Amended and Restated Unsecured Credit Agreement dated as of January 26, 2010, among the Company, UMB Bank, N.A., individually and as Administrative Agent, and the Banks named therein, as amended hereafter from time to time (the “Credit Agreement”) and this Note and the holder hereof are entitled to all of the benefits provided for thereby or referred to therein.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as such terms have in said Credit Agreement.

Prepayments may be made, and are sometimes required to be made, on any Loan evidenced hereby and this Note (and the Letter of Credit Loans evidenced hereby) may be declared due prior to the expressed maturity thereof, all in the events, on the terms and in the manner as provided for in said Credit Agreement.

All agreements between the Company and the Bank, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by reason of demand or acceleration of the maturity of any of the indebtedness hereunder or otherwise, shall the amount contracted for, charged, received, reserved, paid or agreed to be paid to or for the benefit of the Bank for the use, forbearance, or detention of the funds advanced hereunder or otherwise, or for the performance or payment of any covenant or obligation contained in any document executed in connection herewith (all such documents being hereinafter collectively referred to as the “Loan Documents”), exceed the maximum lawful rate or amount of interest permissible under applicable law (the “Highest Lawful Rate”), it being the intent of the Company and the Bank in the execution hereof and of the Loan Documents to contract in strict accordance with applicable usury laws.  If, as a result of any circumstances whatsoever, performance by the Company of any provision hereof or of any of such documents, at the time performance of such provision shall be due, shall involve exceeding the limits of applicable usury laws or result in the Bank having or being deemed to have contracted for, charged, reserved or received interest (or

A-2-1

amounts deemed to be interest) in excess of the Highest Lawful Rate to be so contracted for, charged, reserved or received by the Bank, then, the obligation to be performed by the Company shall be reduced to the legal limit of such performance, and if, from any such circumstance, the Bank shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the Highest Lawful Rate, such amount which would be unlawful interest shall be refunded to the Company or, to the extent (i) permitted by applicable law and (ii) such unlawful interest does not exceed the unpaid principal balance of the Note and the amounts owing on other obligations of the Company to the Bank under any Loan Document applied to the reduction of the principal amount owing on account of the Notes or the amounts owing on other obligations of the Company to the Bank under any Loan Document and not to the payment of interest.  All interest paid, or agreed to be paid, to or for the benefit of the Bank shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period of the indebtedness hereunder until payment in full of the principal of the indebtedness hereunder (including the period of any renewal or extension thereof) so that the interest on account of the indebtedness hereunder for such full period shall not exceed the highest amount permitted by applicable law.

The undersigned hereby expressly waives diligence, presentment, demand, protest, notice of protest, notice of intent to accelerate, notice of acceleration, and notice of any other kind.

This Note is governed by and shall be construed in accordance with the internal laws of the State of Missouri.

THE EMPIRE DISTRICT ELECTRIC COMPANY By: _________________________________ Name: _________________________________ Title: _________________________________

A-2-2

Exhibit B

The Empire District Electric Company

Pricing Schedule

Basis for Pricing	Level I A- / A3	Level II BBB+/Baa1	Level III BBB/Baa2	Level IV BBB-/Baa3	Level V BB+ / Ba1	Level VI <BB+ / Ba1
Applicable Margin for ABR Portions	125.0 bps	150.0 bps	175.0 bps	200.0 bps	250.0 bps	300.0 bps
Applicable Margin for LIBOR Portions	230.0 bps	250.0 bps	270.0 bps	305.0 bps	350.0 bps	405.0 bps
Revolving Credit Facility Fee Rate	37.5 bps	44.0 bps	50.0 bps	62.5 bps	75.0 bps	125.0 bps
Usage Fee Rate (<33% usage)	12.5 bps	12.5 bps	12.5 bps	12.5 bps	25.0 bps	25.0 bps
Letter of Credit Facility Fee Rate	15.0 bps	17.5 bps	22.5 bps	31.5 bps	40.0 bps	45.0 bps
Letter of Credit Fee Rate	62.5 bps	75.0 bps	80.0 bps	100.0 bps	145.0 bps	170.0 bps

For calculation of the applicable rate of interest for any applicable period of time, refer to the definitions of “ABR” and “LIBOR Rate” stated herein.

For purposes of utilizing the above schedule:

“Level I Status” exists at any date if, on such date, the Company’s Moody’s Rating is A3 or better or the Company’s S & P Rating is A- or better.

“Level II Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status and (ii) the Company’s Moody’s Rating is Baa1 or better or the Company’s S & P Rating is BBB+ or better.

“Level III Status” exists at any date if, on such date, (i) the Company has not qualified for Level I or II Status and (ii) the Company’s Moody’s Rating is Baa2 or better or the Company’s S & P Rating is BBB or better.

“Level IV Status” exists at any date if, on such date, (i) the Company has not qualified for Level I, II or III Status and (ii) the Company’s Moody’s Rating is Baa3 or better or the Company’s S & P Rating is BBB- or better.

“Level V Status” exists at any date if, on such date, (i) the Company has not qualified for Level I, II, III or IV Status and (ii) the Company’s Moody’s Rating is Ba1 or better or the Company’s S & P Rating is BB+ or better.

“Level VI Status” exists at any date if, on such date, the Company has not qualified for Level I, II, III, IV or V Status.

B-1

“Moody’s Rating” means, at any time, the rating issued by Moody’s Investors Service and then in effect with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement.

“S & P Rating” means, at any time, the rating issued by Standard & Poor’s and then in effect with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

The Applicable Margin and Applicable Fee Rate shall be determined from time to time in accordance with the foregoing schedule based on the Company’s Status as determined from its then-current Moody’s Rating and/or S & P Rating; provided, that, if the Company has neither a Moody’s Rating nor an S & P Rating at closing, Level VI shall apply until the Company first receives either a Moody’s Rating or an S & P Rating.  The credit rating in effect on any date for the purposes of the foregoing schedule is that in effect at the close of business on such date.  If, at any time, the Company has neither a Moody’s Rating nor an S & P Rating, Level VI Status shall exist.  If, at any time the Company has only a Moody’s Rating or an S & P Rating, but not both, the Status shall be determined by reference to such rating.

If the Company is split-rated and the differential between ratings is one level, the higher rating will apply.  If the Company is split-rated and the differential between ratings is two levels or more, the intermediate ratings at the midpoint will apply.  If there is no midpoint, the higher of the two intermediate ratings will apply.

The Company is responsible for reporting any rating change by S & P or Moody’s to the Agent promptly following the occurrence of any such change.

B-2

Exhibit C

The Empire District Electric Company

Subsidiaries of the Company

Subsidiary	State of Organization

Empire District Industries, Inc.	Delaware

EDE Property Transfer Corp.	Delaware

The Empire District Gas Company	Kansas

The Empire District Electric Company Arkansas, L.L.C.	Arkansas

Empire District Electric Trust I	Delaware

C-1

Exhibit D-1
The Empire District Electric Company

Company’s Kansas Counsel’s Opinion

(To Be Retyped On Letterhead Of Anderson & Byrd, LLP
And Dated As Of Date Of Closing)

January 26, 2010

UMB Bank, N.A., Individually and as
Administrative Agent
1010 Grand Boulevard
Kansas City, Missouri  64106

The Banks From Time to Time Party
to the Credit Agreement described below

Ladies and Gentlemen:

We act as Kansas counsel to The Empire District Electric Company, a Kansas corporation (the “Company”). We are delivering this opinion to you pursuant to Section 5.1(b) of the three year $159,000,000 Second Amended and Restated Unsecured Credit Agreement dated as of January 26, 2010 among the Company, UMB Bank, N.A., individually and as Administrative Agent, Bank of America, N.A., individually and as Syndication Agent, Wells Fargo Bank, N.A., individually and as Documentation Agent and the other financial institutions party thereto (the “Credit Agreement”).

We have examined executed originals of, the instruments and documents identified on Exhibit A to this letter (collectively, the “Loan Documents”, individual Loan Documents and other capitalized terms used below being hereinafter referred to by the designations appearing on Exhibit A).  We have also reviewed records of all corporate proceedings necessary to authorize the execution and delivery of the Loan Documents.  Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Credit Agreement.

We have also reviewed the restated articles of incorporation, as amended, and by-laws of the Company (the “Organizational Documents”) and examined such other instruments and records and inquired into such other factual matters and matters of law as we deem necessary or pertinent to the formulation of the opinions hereinafter expressed.

Based on the foregoing, we are of the opinion that:

1.           The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Kansas with power and authority (corporate and other) to own its properties and conduct its business as currently conducted.

2.           Each of the Loan Documents executed by the Company has been duly authorized executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditor’s rights or by general principles of equity.

3.           All approvals of the State Corporation Commission of the State of Kansas which are required for the lawful execution and delivery of the Loan Documents have been obtained; any

D-1-1

conditions in such approvals required to be satisfied prior to the lawful execution and delivery of the Loan Documents have been duly satisfied; such approvals are in full force and effect; and no further approval, authorization, consent or other order of any public board or body in the State of Kansas is legally required for the lawful execution and delivery of the Loan Documents.

Respectfully submitted,

D-1-2

Exhibit A

The Loan Documents

All of the following Loan Documents are dated as of January 26, 2010.

1.           The three year $159,000,000 Second Amended and Restated Unsecured Credit Agreement dated as of January 26, 2010 among the Company, UMB Bank, N.A. (“UMB”), individually and as Administrative Agent, Bank of America, N.A. (“B of A”), individually and as Syndication Agent, Wells Fargo Bank, N.A., individually and as Documentation Agent and the other financial institutions party thereto.

2.           Revolving Credit Note of the Company payable to the order of UMB.

3.           Revolving Credit Note of the Company payable to the order of B of A.

4.           Revolving Credit Note of the Company payable to the order of Arvest Bank.

5.           Revolving Credit Note of the Company payable to the order of Regions Bank.

6.           Revolving Credit Note of the Company payable to the order of Wells Fargo Bank, N.A.

7.           Revolving Credit Note of the Company payable to the order of U.S. Bank, National Association.

D-1-3

Exhibit D-2
The Empire District Electric Company

Company’s Missouri Counsel’s Opinion

(To Be Retyped On Letterhead Of Spencer, Scott & Dwyer, P.C.
And Dated As Of Date Of Closing)

January 26, 2010

UMB Bank, N.A., Individually and as
Administrative Agent
1010 Grand Boulevard
Kansas City, Missouri  64106

The Banks From Time to Time Party
to the Credit Agreement described below

Ladies and Gentlemen:

We act as counsel to The Empire District Electric Company, a Kansas corporation (the “Company”).  We are delivering this opinion to you pursuant to Section 5.1(b) of the three year $159,000,000 Second Amended and Restated Unsecured Credit Agreement dated as of January 26, 2010, among the Company, UMB Bank, N.A., individually and as Administrative Agent, Bank of America, N.A., individually and as Syndication Agent, Wells Fargo Bank, N.A., individually and as Documentation Agent and the other financial institutions party thereto (the “Credit Agreement”).

We have examined executed originals of, the instruments and documents identified on Exhibit A to this letter (collectively, the “Loan Documents”, individual Loan Documents and other capitalized terms used below being hereinafter referred to by the designations appearing on Exhibit A).  We have also reviewed records of all corporate proceedings necessary to authorize the execution and delivery of the Loan Documents.  Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Credit Agreement.

We have also reviewed the restated articles of incorporation, as amended, and by-laws of the Company (the “Organizational Documents”) and examined such other instruments and records and inquired into such other factual matters and matters of law as we deem necessary or pertinent to the formulation of the opinions hereinafter expressed.

Based on the foregoing and our knowledge of the affairs of the Company (and, to the extent indicated below upon the opinion of other counsel hereinafter referred to), we are of the opinion that:

1.           The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Kansas, with power and authority (corporate and other) to own its properties and conduct its business as a foreign corporation in good standing in the States of Arkansas, Missouri and Oklahoma, which are the only jurisdictions (other than Kansas) in which it owns or leases substantial properties or in which the conduct of its business requires such qualification.

2.           None of the execution, delivery or performance by the Company of its obligations under any of the Loan Documents will conflict with, violate or result in a breach of any Missouri law or administrative regulation or any court decree known to us to be applicable to the Company (it being understood that we need express no opinion as to matters subject to the jurisdiction of the Public Service Commission of the State of Missouri, the Corporation Commission of Oklahoma, the

D-2-1

State Corporation Commission of the State of Kansas or the Arkansas Public Service Commission), conflict with or result in a breach of any of the terms, conditions or provisions of the Organizational Documents, or of any agreement or instrument known to us  to which the Company is a party or by which the Company is bound or constitute a default thereunder, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

3.           We have no actual knowledge of any legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority, now pending or threatened in writing against the Company that, if adversely determined, would have a Material Adverse Effect (as such term is defined in the Credit Agreement).

In rendering this opinion, we have relied as to the incorporation of the Company and all other matters governed by Kansas law upon the opinion of Anderson & Byrd, LLP, rendered to you pursuant to Section 5.1(b) of the Credit Agreement.

Respectfully submitted,

D-2-2

Exhibit A

The Loan Documents

All of the following Loan Documents are dated as of January 26, 2010.

1.           The three year $159,000,000 Second Amended and Restated Unsecured Credit Agreement dated as of January 26, 2010, among the Company, UMB Bank, N.A. (“UMB”), individually and as Administrative Agent, Bank of America, N.A. (“B of A”), individually and as Syndication Agent, Wells Fargo Bank, N.A., individually and as Documentation Agent and the other financial institutions party thereto.

2.           Revolving Credit Note of the Company payable to the order of UMB.

3.           Revolving Credit Note of the Company payable to the order of B of A.

4.           Revolving Credit Note of the Company payable to the order of Arvest Bank.

5.           Revolving Credit Note of the Company payable to the order of Regions Bank.

6.           Revolving Credit Note of the Company payable to the order of Wells Fargo Bank, N.A.

7.           Revolving Credit Note of the Company payable to the order of U.S. Bank, National Association.

D-2-3

Exhibit E
The Empire District Electric Company

Quarterly Compliance Certificate

This Quarterly Compliance Certificate is furnished to UMB Bank, N.A. and the other Banks (collectively, the “Banks”) and UMB Bank, N.A. as Administrative Agent (the “Agent”) for the Banks, pursuant to that certain Second Amended and Restated Unsecured Credit Agreement dated as of January 26, 2010, by and among The Empire District Electric Company (the “Company”), the Agent and the Banks (the “Agreement”).  Unless otherwise defined herein, the terms used in this Compliance Certificate and Schedule I hereto have the meanings ascribed thereto in the Agreement.

The Undersigned Hereby Certifies on Behalf of the Company That:

1.           I am the duly elected Chief Financial Officer of the Company;

2.           I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and financial condition of the Company during the accounting period covered by the attached financial statements sufficient for me to provide this Quarterly Compliance Certificate;

3.           The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default either during or at the end of the accounting period covered by the Compliance Calculations (defined below) attached hereto, except as set forth below;

4.           Schedule I attached hereto sets forth financial computations evidencing the Company’s compliance with the covenants set forth in Sections 7.14 and 7.15 of the Agreement (the “Compliance Calculations”), all of which computations are true, complete and correct; and

5.           As of the end of the accounting period covered by this Quarterly Compliance Certificate, the Company hereby confirms that all of the representations and warranties set forth in Section 6 of the Agreement were true and correct in all material respects (except for those representations and warranties expressly limited by their term to specific dates, which representations were true and correct in all materials respects as of such other dates) except as set forth below.

Described below are the exceptions, if any, to paragraphs 3 and 5 above by listing, in detail, the nature of the condition or event, the period during which it existed or has existed and the action which the Company has taken, is taking or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the Compliance Computations set forth in Schedule I hereto are made and delivered this _____ day of ________________, 20___.

THE EMPIRE DISTRICT ELECTRIC COMPANY By: Name: Title: Chief Financial Officer

Schedule I
To Compliance Certificate

The Empire District Electric Company

Compliance Calculations For Second Amended and Restated Credit Agreement
Dated January 26, 2010
Calculations As Of _________________, 20___

Section 7.14                      Maximum Total Indebtedness To Total Capitalization Ratio

(a)	Long-term Debt		$ __________________
(b)	Current Maturities of Long-term Debt	plus	$ __________________
(c)	Capital Leases	plus	$ __________________
(d)	Short-term Debt (commercial paper and notes payable)	plus	$ __________________
(e)	Other Indebtedness	plus	$ __________________
(f)	Junior Subordinated Debentures issued in 2001 by the Company	less	$ __________________

Total Indebtedness	=	$ __________________

(aa)	Total Indebtedness		$ __________________
(bb)	Common Stockholders’ Equity	plus	$ __________________
(cc)	Preferred Stock	plus	$ __________________
(ee)	Other Securities including Junior Subordinated Debentures issued in 2001 by the Company	plus	$ __________________

Total Capitalization	=	$ __________________

Total Indebtedness	=	$ ___________	=
Total Capitalization		$ ___________		1

Required to be no more than 0.625 to 1.

Compliance as of Calculation Date:	Yes _______	No _______

Section 7.15            Minimum Interest Coverage Ratio

(a)	Net Income		$ __________________
(b)	Interest Expense	plus	$ __________________
(c)	Income Taxes	plus	$ __________________
	Depr/Amortization from Cash Flow		$__________________
	Amortization adjustment		$__________________
(d)	Depreciation and Amortization	plus	$ __________________
(e)	Amortization	plus	$ __________________

EBITDA	=	$ __________________

(aa)	Interest on Loans	$ __________________
(bb)	Imputed interest on capitalized leases	$ __________________
(cc)	Amortization of discount of Indebtedness	$ __________________
(dd)	All other interest expense including interest on Junior Subordinated Debentures	$ __________________

Interest Charges	=	$ __________________

Interest Coverage Ratio	=	EBITDA	=	$ ___________	=	____
		Interest Charges		$ ___________

Required to be no less than 2.0 to 1

Compliance as of Calculation Date:	Yes _______	No _______

Exhibit F
The Empire District Electric Company

Existing Liens

None

F-1

Exhibit G
The Empire District Electric Company

Notice of Payment Request

[Date]

[Name of Lender]
[Address]

Attention:

Reference is made to the Second Amended and Restated Unsecured Credit Agreement, dated as of January 26, 2010, among The Empire District Electric Company, the Banks party thereto, and UMB Bank, N.A., as Administrative Agent (the “Credit Agreement”).  Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement.  [The Company has failed to pay its Reimbursement Obligation in the amount of $______________.  Your Letter of Credit Commitment Percentage of the unpaid Reimbursement Obligation is $___________] or [_____________________ has been required to return a payment by the Company of a Reimbursement Obligation in the amount of $_____________.  Your Letter of Credit Commitment Percentage of the returned Reimbursement Obligation is $_______________.]

Very truly yours,

UMB BANK, N.A.
as L/C Issuer

By:
Name:
Title:

G-1